THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS RELATE TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, BUT ARE NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE NOT AN OFFER TO SELL THESE SECURITIES AND ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                                FILED PURSUANT TO RULE 424(b)(5)
                                                      REGISTRATION NO. 333-58540

                  SUBJECT TO COMPLETION, DATED APRIL 24, 2001

PROSPECTUS SUPPLEMENT
(to Prospectus dated April 19, 2001)

                                 $1,000,000,000

[LOGO]
                     AMERICAN ELECTRIC POWER COMPANY, INC.
             $            % Senior Notes, Series A due May   ,
            $            % Putable Callable Notes, Series B
                         Putable Callable May   ,

                           --------------------------

    The Series A Notes and the Series B Notes (together, the "Securities") will be our unsecured and unsubordinated obligations. The Securities are offered for sale in the United States and Europe. Application has been made to list the Securities on the Luxembourg Stock Exchange.

    The Series A Notes will bear interest at the rate of    % per year from
their date of issuance to, but excluding, May   ,     . Interest on the Series A
Notes will be payable semi-annually on May   and November   of each year,
beginning November   , 2001. We may redeem, at our option, the Series A Notes
prior to maturity to the extent described herein.

    The Series B Notes will bear interest at the rate of    % per year from
their date of issuance to but excluding May   ,     , which is the Initial
Coupon Reset Date, and then at a fixed or floating rate as discussed under "Description of the Securities--Series B Notes." Interest on the Series B Notes
will be payable on May   and November   of each year, beginning November   ,
2001 and continuing to May   ,     , and then at intervals as discussed under
"Description of the Securities--Series B Notes."

    We have assigned to             , as Callholder, the option to purchase all
of the Series B Notes on May   ,     . If the Callholder chooses to purchase the
Series B Notes, we may choose to have the Series B Notes remarketed for a floating rate period of up to one year. During the floating rate period, the interest rate will be reset monthly. On the floating rate period termination date, the Series B Notes will be remarketed at a fixed rate of interest that will accrue until maturity or redemption.

    On May   ,     and at the end of the floating rate period, if any, the
Series B Notes will either be mandatorily tendered to and purchased by
                , as Callholder, or mandatorily redeemed by us, in each case at the prices discussed under "Description of the Securities--Series B Notes."

    We may redeem the Series B Notes prior to maturity to the extent described herein.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

                                                 PER SERIES A                  PER SERIES B
                                                     NOTE          TOTAL           NOTE          TOTAL
                                                 ------------   ------------   ------------   ------------
    Public offering price (1)..................           %     $                       %     $
    Underwriting commissions...................           %     $                       %     $
    Proceeds, before expenses, to us (2).......           %     $                       %     $

------------------------

    (1) Plus accrued interest from May   , 2001, if settlement occurs after that
       date.

    (2) Includes consideration for the Call Option related to the Series B
       Notes.

    The underwriters are offering the Securities subject to various conditions. The underwriters expect to deliver the Securities in book-entry form only through the facilities of The Depository Trust Company, including for the accounts of Euroclear and Clearstream Luxembourg, against payment in New York,
New York on or about May   , 2001.

                          JOINT-BOOK RUNNING MANAGERS

CREDIT SUISSE FIRST BOSTON            MERRILL LYNCH & CO.            UBS WARBURG

                                  CO-MANAGERS

     ABN AMRO Incorporated               Lehman Brothers               Salomon Smith Barney
       Barclays Capital          Banc of America Securities LLC      BNY Capital Markets, Inc.
           JPMorgan                                               Tokyo-Mitsubishi International
                                                                                plc

    The date of this prospectus supplement is May   , 2001.

    No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement, and the accompanying prospectus, is an offer to sell only the Securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. If the description of the Securities varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in the prospectus supplement. The information contained in this prospectus supplement and in the accompanying prospectus is current only as of their respective dates.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
                        PROSPECTUS SUPPLEMENT
Forward-Looking Statements..................................     S-3
About this Prospectus Supplement............................     S-4
Summary.....................................................     S-5
Recent Results of Operations; Recent Developments...........     S-9
Capitalization..............................................    S-10
Selected Consolidated Financial Information.................    S-11
Use of Proceeds.............................................    S-13
American Electric Power Company, Inc........................    S-14
Directors and Principal Executive Officers..................    S-20
Description of the Securities...............................    S-21
United States Taxation......................................    S-36
Underwriting................................................    S-40
Listing and General Information.............................    S-41
Documents Incorporated by Reference.........................    S-42
Glossary of Defined Terms...................................    S-43

                              PROSPECTUS
The Company.................................................       2
Where You Can Find More Information.........................       2
Prospectus Supplements......................................       3
Ratio of Earnings to Fixed Charges..........................       3
Use of Proceeds.............................................       3
Description of the Notes....................................       3
Plan of Distribution........................................       7
Legal Opinions..............................................       8
Experts.....................................................       8

                           FORWARD-LOOKING STATEMENTS

    Some statements contained or incorporated by reference in this prospectus supplement, including the discussion of our plans and proposals under "Summary--American Electric Power Company, Inc." and "American Electric Power Company, Inc." are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various risks and uncertainties. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to:

    - electric load and customer growth;

    - abnormal weather conditions;

    - available sources of and prices for coal and gas;

    - availability of generating capacity;

    - the impact of the merger with CSW, including the ability of the combined companies to realize the synergies expected as a result of the combination;

    - the timing of the implementation of AEP's restructuring plan;

    - risks related to energy trading and construction under contract;

    - the speed and degree to which competition is introduced to our power generation business;

    - the structure and timing of a competitive market for electricity and its impact on prices;

    - the ability to recover net regulatory assets, other stranded costs and implementation costs in connection with deregulation of generation in certain states;

    - new legislation and government regulations;

    - the ability of AEP to successfully control its costs;

    - the success of new business ventures;

    - international developments affecting AEP's foreign investments;

    - the effects of fluctuations in foreign currency exchange rates;

    - the economic climate and growth in AEP's service and trading territories, both domestic and foreign;

    - the ability of AEP to comply with or to challenge successfully new environmental regulations and to litigate successfully claims that AEP violated the Clean Air Act;

    - inflationary trends;

    - changes in electricity and gas market prices;

    - successful resolution of litigation regarding municipal franchise fees in Texas;

    - successful appeal of decision in connection with COLI litigation;

    - interest rates; and

    - other risks and unforeseen events.

    In light of these risks, uncertainties and assumptions, the forward-looking statements contained or incorporated by reference in this prospectus supplement might not occur. Neither AEP nor the underwriters undertakes any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                        ABOUT THIS PROSPECTUS SUPPLEMENT

    This prospectus supplement and the accompanying prospectus include information furnished in compliance with the rules governing the listing of securities on the Luxembourg Stock Exchange for the purpose of giving information with regard to American Electric Power Company, Inc. American Electric Power Company, Inc. accepts responsibility for the information contained in this prospectus supplement and the accompanying prospectus. The Luxembourg Stock Exchange takes no responsibility for the contents of this document, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this document.

    Our Securities are offered globally for sale in those jurisdictions in the United States and Europe where it is lawful to make such offers. Offers and sales of the Securities are subject to restrictions in certain jurisdictions. We urge you to inform yourself of these restrictions and observe them. The distribution of this prospectus supplement and accompanying prospectus and the offering of the Securities in certain other jurisdictions may also be restricted by law. See "Underwriting."

    We cannot guarantee that the application to the Luxembourg Stock Exchange with respect to the Securities will be approved and the sale of the Securities is not conditioned on obtaining such listing.

                                    SUMMARY

    THE FOLLOWING IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ TOGETHER WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS.

                     AMERICAN ELECTRIC POWER COMPANY, INC.

    GENERAL

    American Electric Power Company, Inc. (AEP), which was incorporated in 1906, is one of the largest investor owned electric public utility holding companies in the United States serving over 4.8 million retail customers in eleven states (Arkansas, Indiana, Kentucky, Louisiana, Michigan, Ohio, Oklahoma, Tennessee, Texas, Virginia and West Virginia) and selling bulk power at wholesale both within and beyond its domestic retail service area. AEP and Central and South West Corporation (CSW) completed their merger on June 15, 2000 and as a result AEP now has 38,000 megawatts of generation, over 38,000 miles of transmission lines and 186,000 miles of distribution lines in the United States. Subsidiaries own 544 megawatts as independent power producers in Colorado, Florida and Texas.

    In recent years AEP has expanded its domestic operations to include gas marketing, processing, storage and transportation operations, electric, gas and coal trading operations and telecommunication services and invested in and acquired foreign distribution operations in the U.K., Australia and Brazil and electricity generating facilities in China and Mexico. Subsidiaries also provide power engineering, generation and transmission plant maintenance and construction, and energy management services worldwide. AEP is one of the largest traders of electricity and gas in the U.S. In 2000, we established an energy trading operation in Europe.

    STRATEGY

    AEP will continue to expand its competitive energy business by growing the trading and marketing business through expanding operations to be a leading trader in all energy commodities; optimizing the operations of its assets to yield maximum value in competitive markets; and acquiring generation and natural gas assets that complement this strategy.

    On November 1, 2000, AEP filed a restructuring plan with the Securities and Exchange Commission, (SEC) seeking approval to form two wholly owned holding company subsidiaries of AEP to separately own AEP's regulated and non-regulated subsidiaries and to structurally separate six of the electric utility operating companies (Appalachian Power Company, Central Power and Light Company, Columbus Southern Power Company, Ohio Power Company, Southwestern Electric Power Company and West Texas Utilities Company) into separate legal entities along functional lines (i.e. generation, transmission and distribution). One holding company will hold the unbundled non-regulated electric generation subsidiaries and the non-regulated domestic and foreign subsidiaries including the European trading company and the foreign generating companies, while the other holding company will hold the bundled domestic regulated electric utility companies, the transmission and distribution assets of previously bundled domestic regulated electric utility companies and the foreign distribution companies.

    Our focus for 2001 will be on completing our corporate separation plan to separate our regulated and non-regulated businesses. We believe that a successful implementation of this plan will support our business objective of unlocking shareholder value by providing managers with a simpler structure through which business unit performance can be more easily anticipated and monitored thereby focusing management attention; permitting more efficient financing; and meeting the regulatory codes of conduct required as part of industry restructuring.

                                  THE OFFERING

    THE FOLLOWING SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE DETAILED INFORMATION APPEARING ELSEWHERE HEREIN, INCLUDING UNDER "DESCRIPTION OF THE SECURITIES--SERIES A NOTES" AND "DESCRIPTION OF THE SECURITIES--SERIES B NOTES." CERTAIN CAPITALIZED TERMS USED HEREIN ARE DEFINED ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT.

                                 SERIES A NOTES

Series A Notes................  $         principal amount of    % Senior Notes, Series A,
                                due May   ,     .

Maturity Date.................  The Series A Notes will mature on May   ,     .

Interest Rate.................  The Series A Notes will bear interest at the rate of    %
                                per year.

Interest Payment Dates........  Interest on the Series A Notes will be payable on May   and
                                November   of each year beginning on November   , 2001.

Redemption....................  We may redeem some or all of the Series A Notes at any time at prices, plus accrued and unpaid interest, if any, to the redemption date, as described in "Description of the
                                Securities--Series A Notes--Optional Redemption." Upon the
                                occurrence of certain taxation events described under
                                "Description of Securities--Series A Notes--Redemption for
                                Tax Reasons," we may also redeem the Series A Notes at a
                                redemption price equal to 100% of the principal amount
                                thereof, together with all accrued and unpaid interest, if any.

Ranking.......................  The Series A Notes will be unsecured and unsubordinated obligations ranking equally with our other outstanding and future unsecured and unsubordinated indebtedness.

Listing.......................  Application has been made to list the Series A Notes on the
                                Luxembourg Stock Exchange.

Restrictive Covenants.........  For a discussion of the restrictive covenants relating to the Series A Notes, see "Limitation on Liens on Stock of
                                Certain Subsidiaries" and "Limitation upon Mergers,
                                Consolidations and Sale of Assets" under "Description of
                                Securities--Series A Notes--Restrictive Covenants."

CUSIP.........................  for the Series A Notes.

Common Code...................  for the Series A Notes.

ISIN..........................  for the Series A Notes.

                                       SERIES B NOTES

Series B Notes................  $         principal amount of    % Putable Callable Notes,
                                Series B, Putable Callable May   ,     .

Maturity Date.................  The Series B Notes will mature on May   ,     unless
                                extended to the   th anniversary of the end of the floating
                                rate period, if any, in which case the Series B Notes will
                                mature not later than May   ,     ; however, under certain
                                circumstances we may redeem all the Series B Notes before
                                that date.

Mandatory Tender/Mandatory
Redemption....................  On May   ,     , the Series B Notes will either be
                                mandatorily tendered to and purchased by             , as
                                Callholder, or mandatorily redeemed by us.

Interest Rates................  The Series B Notes will bear interest at the rate of    %
                                per year from their date of issuance to, but excluding, May
                                  ,     , which is the Initial Coupon Reset Date, and then
                                at a fixed or floating rate as discussed under "Description of the Securities--Series B Notes."

Interest Payment Dates........  Interest on the Series B Notes will be payable on May   and
                                November   of each year beginning on November   , 2001 and
                                continuing to May   ,     , and then at intervals as
                                discussed under "Description of the Securities--Series B
                                Notes."

Interest Accrual..............  From their date of issuance to, but excluding, May   ,     ,
                                the Series B Notes will accrue interest at a fixed rate of
                                   % per year computed on the basis of a 360-day year
                                consisting of twelve 30-day months. Assuming the Series B
                                Notes are not mandatorily redeemed on May   ,     , the
                                Series B Notes will accrue interest from such date at a
                                fixed rate or at a floating rate, depending on whether we
                                choose to have the Series B Notes remarketed for a floating rate period.

                                If we elect to have the Series B Notes remarketed for a
                                floating rate period, then at the end of such floating rate period, we may choose to have Series B Notes remarketed at a fixed rate.

                                If the rate is fixed, interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. If the rate is floating, interest will be computed on the basis of the actual number of days in the applicable floating rate
                                reset period over a 360-day year.

                                For a more detailed description of the payment of interest, you should refer to "Description of the Securities--Series B
                                Notes--Interest and Interest Payment Dates" and "--Floating
                                Rate Period."

Call Option...................  We have assigned to       , as Callholder, the option to
                                purchase all of the Series B Notes on May   ,     . If the
                                Callholder purchases the Series B Notes on May   ,     and
                                we choose to have the Series B Notes remarketed for a
                                floating rate period, the Callholder must also purchase the
                                Series B Notes on the date on which the floating rate period ends. The purchase price for the Series B Notes will be
                                equal to 100% of the aggregate principal amount outstanding
                                if they are purchased on May   ,     or the Dollar Price if
                                they are purchased on the last day of the floating rate
                                period. The Callholder will then remarket the Series B Notes at a fixed rate of interest that will accrue until
                                redemption or maturity.
                                For a more detailed description of the call option, you
                                should refer to "Description of the Securities--Series B
                                Notes--Call Option."
Put Option....................  If the Callholder does not purchase the Series B Notes on
                                May   ,     , the Trustee, on behalf of the beneficial
                                owners, will require us to redeem all of the Series B Notes for 100% of the aggregate principal amount outstanding plus accrued and unpaid interest, if any. If we choose to have
                                the Series B Notes remarketed for a floating rate period and the Callholder does not purchase the Series B Notes on the last day of the floating rate period, the Trustee, on behalf of the beneficial owners, will require us to redeem the
                                Series B Notes at the Dollar Price plus accrued and unpaid interest, if any.
                                For a more detailed description of the put option, you
                                should refer to "Description of the Securities--Series B
                                Notes--Put Option."
Optional Tax Redemption.......  We may redeem the Series B Notes at any time upon the occurrence of certain taxation events as described under
                                "Description of the Securities--Series B Notes--Redemption
                                for Tax Reasons."
Post-Coupon Reset Optional
Redemption....................  We may redeem some or all of the Series B Notes at any time
                                on or after the later of May   ,     or the end of the
                                floating rate period, in each case at the prices, plus
                                accrued and unpaid interest, if any, to the redemption date, as described in "Description of the Securities--Series B
                                Notes--Post-Coupon Reset Optional Redemption."
Ranking.......................  The Series B Notes will be unsecured and unsubordinated obligations ranking equally with our other outstanding and future unsecured and unsubordinated indebtedness.
Listing.......................  Application has been made to list the Series B Notes on the
                                Luxembourg Stock Exchange.
Restrictive Covenants.........  For a discussion of the restrictive covenants relating to the Series B Notes, see "Limitation on Liens on Stock of
                                Certain Subsidiaries" and "Limitation upon Mergers,
                                Consolidations and Sale of Assets" under "Description of
                                Securities--Series B Notes--Restrictive Covenants."
CUSIP.........................  for the Series B Notes.
Common Code...................  for the Series B Notes.
ISIN..........................  for the Series B Notes.

               RECENT RESULTS OF OPERATIONS; RECENT DEVELOPMENTS

    For the three months ended March 31, 2001, "Operating Revenues," "Income Before Interest, Preferred Dividends and Income Taxes" and "Net Income" were (in millions) $13,542, $705 and $266, respectively. In the opinion of AEP's management, the above amounts for the three months ended March 31, 2001 reflect all adjustments necessary to present fairly the results of operations for such period. AEP has reclassified certain settled forward energy transactions of its trading operation from a net to a gross basis of presentation. The reclassification is intended to reflect the scope and nature of AEP's energy sales and purchases. As a result, the following amounts were reclassified from revenues to purchased power expense (in millions): $22,700, $12,400 and $6,700 for the years ended December 31, 2000, 1999 and 1998, respectively. AEP continues to report all financially net settled trading transactions, such as swaps, futures, and unexercised options, on a net basis reflecting the financial nature of these transactions.

    On March 15, 2001, AEP sold its 500-megawatt Frontera power plant to TECO Power Services for approximately $265 million in cash. On April 3, 2001, AEP sold its interest in Yorkshire Power Group Ltd. to Innogy Holdings plc for approximately $383 million in cash. Innogy also assumed all of Yorkshire's debt of approximately $2 billion.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of December 31, 2000:

    - on an actual basis; and

    - on an as adjusted basis to give effect to the sale of the $1,000,000,000 aggregate principal amount of Series A Notes and Series B Notes and the application of the net proceeds from these sales (including the consideration paid to us by the Callholder for the option to purchase the Series B Notes for remarketing), after deducting the underwriting discount and estimated offering expenses.

    Since December 31, 2000, there has not been any material change in the information set forth below, except as may be described elsewhere in this prospectus supplement, in the accompanying prospectus or in any of the documents incorporated by reference therein. You should read the information in this table along with the financial information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

                                                                DECEMBER 31, 2000
                                                              ----------------------
                                                               ACTUAL    AS ADJUSTED
                                                              --------   -----------
                                                                  (IN MILLIONS)
Debt:
  Short-term debt, including commercial paper...............  $ 4,333      $
  Long-term debt of subsidiaries, including current
    maturities..............................................   10,754
  Notes offered hereby......................................       --
                                                              -------      -------
      Total debt............................................   15,087
                                                              -------      -------
  Certain subsidiary obligated, mandatorily redeemable,
    preferred securities of subsidiary trusts holding solely
    junior subordinated debentures of such subsidiaries.....      334
                                                              -------      -------
  Cumulative preferred stock of subsidiaries................      161
                                                              -------      -------
  Common shareholders' equity:
    Common stock, par value $6.50; 600 million shares
      authorized, 331,019,146 shares issued (8,999,992
      shares were held in treasury at 12/31/00);............    2,152
    Paid-in capital.........................................    2,915
    Accumulated other comprehensive income (loss)...........     (103)
    Retained earnings.......................................    3,090
                                                              -------      -------
      Total common shareholders' equity.....................    8,054
                                                              -------      -------
        Total capitalization................................  $23,636
                                                              =======      =======

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

    The following table sets forth selected consolidated financial information for each of the periods indicated. You should read the information in this table together with our consolidated financial statements and other financial information incorporated by reference in this prospectus supplement and the accompanying prospectus.

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2000       1999       1998
                                                              --------   --------   --------
                                                                      (IN MILLIONS)
CONSOLIDATED STATEMENTS OF INCOME DATA:
Operating revenues (1)......................................  $36,431    $24,766    $18,502
Operating expenses (1)......................................   34,405     22,441     16,222
                                                              -------    -------    -------
  Operating income..........................................    2,026      2,325      2,280
Other income, net...........................................       33        139         95
                                                              -------    -------    -------
Income before interest, preferred dividends and income
  taxes.....................................................    2,059      2,464      2,375
Interest and preferred dividends............................    1,160        996        898
Income tax..................................................      597        482        502
                                                              -------    -------    -------
Income before extraordinary item............................      302        986        975
Extraordinary loss
  Discontinued of regulatory accounting for generation......      (35)        (8)        --
  Loss on reacquired debt...................................       --         (6)        --
                                                              -------    -------    -------
Net income (2)..............................................  $   267    $   972    $   975
                                                              =======    =======    =======

                                                                    AS OF DECEMBER 31,
                                                              ------------------------------
                                                                2000       1999       1998
                                                              --------   --------   --------
                                                                      (IN MILLIONS)
CONSOLIDATED BALANCE SHEET DATA:
Total current assets........................................  $22,031    $ 4,998    $ 3,859
Net property, plant and equipment...........................   22,393     21,865     21,519
Regulatory assets...........................................    3,698      3,464      2,964
Investments and other assets................................    6,426      5,392      5,076
                                                              -------    -------    -------
Total assets................................................  $54,548    $35,719    $33,418
                                                              =======    =======    =======

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2000       1999       1998
                                                              --------   --------   --------
CAPITALIZATION
Total debt..................................................  $15,087    $14,536    $13,322
Certain subsidiary obligated, mandatorily redeemable,
  preferred securities of subsidiary trusts holding solely
  junior subordinated debentures of such subsidiaries.......      334        335        335
Cumulative preferred stock of subsidiaries..................      161        182        350
Total common shareholders' equity...........................    8,054      8,673      8,452
                                                              -------    -------    -------
    Total capitalization....................................  $23,636    $23,726    $22,459
                                                              =======    =======    =======

------------------------

(1) For a description of certain numbers that have been reclassified, see "Recent Results of Operations; Recent Developments."

(2) Net income for the fiscal year ended December 31, 2000 included charges for the disallowance of a tax deduction for corporate owned life insurance, merger costs, the non-regulated subsidiary write offs, write down in the value of our United Kingdom investment and an extraordinary loss from discontinuance of regulatory accounting for generation in certain states.

                                                                          YEARS ENDED DECEMBER 31,
                                                            ----------------------------------------------------
                                                              2000       1999       1998       1997       1996
                                                            --------   --------   --------   --------   --------
OTHER FINANCIAL DATA
EBITDA (in millions)(a)...................................   $3,121      3,475      3,364      3,266      3,231
Ratio of earnings to fixed charges(b).....................     1.59       2.14       2.25       2.22       2.22

------------------------

(a) EBITDA is defined as the measurement of earnings before interest, preferred dividends, taxes, depreciation of fixed assets and amortization. EBITDA should not be considered a substitute for net income or cash flow as indicators of financial performance or a company's ability to generate liquidity. EBITDA as presented may not be comparable to other similarly titled measures used by other companies.

(b) For purposes of computing the ratio of earnings to fixed charges, (i) earnings consist of income before provision for income taxes and fixed charges less undistributed earnings in equity investments and (ii) fixed charges consist of interest expense, amortization of debt expense, estimated interest element in lease rentals and pretax preferred stock dividend requirements.

SEGMENT DATA (in millions)

                              DOMESTIC ELECTRIC   FOREIGN ENERGY   WORLDWIDE ENERGY                  AEP
YEAR                              UTILITIES          DELIVERY        INVESTMENTS       OTHER     CONSOLIDATED
----                          -----------------   --------------   ----------------   --------   ------------
2000
  Total Revenues............       $23,174            $1,934             $836         $10,487       $36,431
  Net Income................           211               125              (56)            (13)          267

1999
  Total Revenues............       $17,787            $2,023             $583         $ 4,373       $24,766
  Net Income................           794               170               34             (26)          972

1998
  Total Revenues............       $15,207            $1,769             $183         $ 1,343       $18,502
  Net Income................           884               155              (26)            (38)          975

                                USE OF PROCEEDS

    We estimate that the net proceeds from the sale of the Series A Notes and the Series B Notes and from the consideration paid to us by the Callholder for the option to purchase the Series B Notes for remarketing will be approximately
$         billion. We intend to use the net proceeds to:

    - Repay up to $         million of our short-term indebtedness, and

    - For other general corporate purposes, which may include, but are not limited to, working capital and capital expenditures.

                     AMERICAN ELECTRIC POWER COMPANY, INC.

    The following discussion highlights certain important facts regarding us and our subsidiaries and does not contain all of the information that may be important to you. We encourage you to read the documents referred to in the accompanying prospectus under "Where You Can Find More Information," which contain more complete descriptions of us and our business. In this prospectus supplement and the base prospectus, "we," "us" and "our" refer to American Electric Power Company, Inc. ("AEP") and all of its subsidiaries.

GENERAL

    American Electric Power Company, Inc., which was incorporated in 1906, is one of the largest investor owned electric public utility holding companies in the U.S. serving over 4.8 million retail customers in eleven states (Arkansas, Indiana, Kentucky, Louisiana, Michigan, Ohio, Oklahoma, Tennessee, Texas, Virginia and West Virginia) and selling bulk power at wholesale both within and beyond its domestic retail service area. AEP and Central and South West (CSW) completed their merger on June 15, 2000 and as a result, AEP now has 38,000 megawatts of generation, over 38,000 miles of transmission lines and 186,000 miles of distribution lines in the U.S. Subsidiaries own 544 megawatts as independent power producers in Colorado, Florida and Texas.

    In recent years AEP has expanded its domestic operations to include gas marketing, processing, storage and transportation operations, electric, gas and coal trading operations and telecommunication services and invested in and acquired foreign distribution operations in the U.K., Australia and Brazil and electricity generating facilities in China and Mexico. Subsidiaries also provide power engineering, generation and transmission plant maintenance and construction, and energy management services worldwide. AEP is one of the largest traders of electricity and gas in the U.S. In 2000 we established an energy trading operation in Europe.

                                    [CHART]

REGULATED BUSINESSES

    The electric utility subsidiaries of AEP, which do business as "American Electric Power," have traditionally provided electric service, consisting of generation, transmission and distribution, on an integrated basis to their retail customers. The operating subsidiaries of AEP are:

    Appalachian Power Company (APCO) is engaged in the generation, sale, purchase, transmission and distribution of electric power to approximately 909,000 retail customers in the southwestern portion of Virginia and southern West Virginia, and in supplying electric power at wholesale to other electric utility companies and municipalities in those states and in Tennessee. APCo currently owns 5,858 MW of generation capacity.

    Central Power and Light Company (CPL) is engaged in the generation, sale, purchase, transmission and distribution of electric power to approximately 680,000 customers in southern Texas, and in supplying electric power at wholesale to other utilities, municipalities and rural electric cooperatives. CPL currently owns 4,497 MW of generation capacity.

    Columbus Southern Power Company (CSPCo) is engaged in the generation, sale, purchase, transmission and distribution of electric power to approximately 668,000 customers in Ohio, and in supplying electric power at wholesale to other electric utilities and to municipally owned distribution systems within its service area. CSPCo currently owns 2,595 MW of generation capacity.

    Indiana Michigan Power Company (I&M) is engaged in the generation, sale, purchase, transmission and distribution of electric power to approximately 565,000 customers in northern and eastern Indiana and southwestern Michigan, and in supplying electric power at wholesale to other electric utility companies, rural electric cooperatives and municipalities. I&M currently owns or leases 4,416 MW of generation capacity.

    Kentucky Power Company (KEPCo) is engaged in the generation, sale, purchase, transmission and distribution of electric power to approximately 172,000 customers in an area in eastern Kentucky, and in supplying electric power at wholesale to other utilities and municipalities in Kentucky. KEPCo currently owns 1,060 MW of generation capacity.

    Ohio Power Company (OPCo) is engaged in the generation, sale, purchase, transmission and distribution of electric power to approximately 696,000 customers in the northwestern, east central, eastern and southern sections of Ohio, and in supplying electric power at wholesale to other electric utility companies and municipalities. OPCo currently owns 8,512 MW of generation capacity.

    Public Services Company of Oklahoma (PSO) is engaged in the generation, sale, purchase, transmission and distribution of electric power to approximately 499,000 customers in eastern and southwestern Oklahoma, and in supplying electric power at wholesale to other utilities, municipalities and rural electric cooperatives. PSO currently owns 3,916 MW of generation capacity.

    Southwestern Electric Power Company (SWEPCo) is engaged in the generation, sale, purchase, transmission and distribution of electric power to approximately 428,000 customers in northeastern Texas, northwestern Louisiana, and western Arkansas, and in supplying electric power at wholesale to other utilities, municipalities and rural electric cooperatives. SWEPCo currently owns 4,487 MW of generation capacity.

    West Texas Utilities Company (WTU) is engaged in the generation, sale, purchase, transmission and distribution of electric power to approximately 190,000 customers in west and central Texas, and in supplying electric power at wholesale to other utilities, municipalities and rural electric cooperatives. WTU currently owns 1,392 MW of generation capacity.

    Kingsport Power Company provides electric service to approximately 45,000 customers in Kingsport and eight neighboring communities in northeastern Tennessee. Kingsport Power Company has no generating facilities of its own. It purchases electric power distributed to its customers from APCo.

    Wheeling Power Company provides electric service to approximately 42,000 customers in northern West Virginia. Wheeling Power Company has no generating facilities of its own. It purchases electric power distributed to its customers from OPCo.

    AEP Generating Company (AEGCo) was organized in Ohio in 1982 as an electric generating company. AEGCo sells power at wholesale to I&M and KEPCo. AEGCo currently owns or leases 1,300 MW of generation capacity.

NON-REGULATED BUSINESSES

    AEP has expanded its business to non-regulated activities through several subsidiaries. AEP is active in wholesale businesses via AEP Energy
Services, Inc. (AEPES), AEP Resources, Inc. (Resources) and AEP Pro Serv, Inc. (formerly AEP Resources Service Company) (Pro Serv). AEP is active in telecommunications via AEP Communications, LLC (AEP Communications).

    WHOLESALE BUSINESS OPERATIONS

    AEP's wholesale business integrates generation and natural gas assets, technical and operational expertise, and trading and marketing. Various AEP subsidiaries engage in wholesale business operations that focus primarily upon the following activities:

    - Trade and market energy commodities in North America and Europe, including electric power, natural gas, natural gas liquids, oil, coal, and SO2 allowances.

    - Provide price-risk management services and liquidity through a variety of energy-related financial instruments, including exchange-traded futures and over-the-counter forward, option, and swap agreements.

    - Enter into long-term transactions to buy or sell capacity, energy, and ancillary services of electric generating facilities, either existing or to be constructed, at various locations in North America and Europe.

    - Optimize trading and marketing through a diversified portfolio of owned assets and structured third party arrangements.

    - Acquire, develop, engineer, construct, operate and maintain owned and third party exempt wholesale generation and cogeneration facilities and ancillary energy-related assets.

    The assets AEP employs in pursuing the above strategic activities include:

    - Domestic power plants and generation assets

    - Midstream assets (gas, liquids, NGLs, and storage)

    - International assets and investments

    DOMESTIC POWER PLANTS AND GENERATION ASSETS

    AEP's power plant and generation assets include up to 38,000 MW of oil, gas, coal, and nuclear generation in North America. Subject to regulatory approval, it is expected that up to 21,000 MW will be deregulated by the end of calendar year 2001.

                                                                 MW
                                                              --------
IPP.........................................................      544
Ohio........................................................   11,107
Texas.......................................................    5,889
Virginia....................................................    3,398
                                                               ------
                                                               20,938
                                                               ======

    In addition to the generation assets outlined above, AEP has entered into an agreement with (i) Eastman Chemical Company to construct and operate a 440 MW cogeneration facility in Longview, Texas with expected operation in the second or third quarter of 2001, (ii) The Dow Chemical Company to construct a 900 MW cogeneration facility in Louisiana with expected commercial operation in 2003,
(iii) Buckeye Power, Inc. (an Ohio electric cooperative) to construct and operate a 510 MW peaking facility in Ohio (which entitles AEP to 100% of the facility's capacity and energy in the upfront operating years through 2005) with expected commercial operation in 2002, and (iv) a subsidiary of Orion Power Holdings, Inc., to engineer, procure and construct a 500 MW peaking facility in West Virginia with expected commercial operation in May 2001.

    MIDSTREAM ASSETS

    AEP's midstream assets provide valuable market intelligence, optionality and an ability to customize products. The assets include the Louisiana Intrastate Gas System (LIG) and we have recently agreed to acquire Houston Pipeline Company
(HPL).

    The LIG assets, acquired in 1998, consist of a 2,000-mile intrastate pipeline system in Louisiana, four natural gas processing plants that straddle the pipeline and a ten billion cubic foot underground natural gas storage facility directly connected to the Henry Hub, the most active gas trading area in North America. The LIG pipeline and storage facilities are interconnected to 15 interstate and 23 intrastate pipelines.

    In early 2001, AEP subsidiaries reached agreement to acquire HPL and its Bammel Storage Facility (one of the largest natural gas storage facilities in North America). HPL owns, or leases, and operates one of the most extensive and flexible natural gas gathering, transportation and storage operations in Texas. HPL's intrastate system includes more than 4,000 miles of pipe with capacity of approximately 2.4 billion cubic feet per day (Bcf/d) and the operation of the Bammel Storage Facility, with a capacity of approximately 118 billion cubic feet.

    HPL and LIG assets will provide a daily gas capacity of approximately
3.5 billion cubic feet, more than 6,400 miles of natural gas pipeline and a total storage capacity of approximately 128 billion cubic feet of high injection and withdrawal capabilities.

    INTERNATIONAL ASSETS AND INVESTMENTS

    Via various subsidiaries, AEP owns electric generation and distribution facilities and natural gas transmission and distribution facilities in the United Kingdom, Asia and Australia.

    In April of 1996, CSW (now AEP) acquired indirect control of SEEBOARD, one of the 12 regional electricity companies formed as a result of the restructuring and subsequent privatization of the United Kingdom electricity industry in 1990, for $2.1 billion. SEEBOARD's principal businesses are the distribution and supply of electricity. In addition, SEEBOARD is engaged in other businesses, including gas supply, electricity generation, and electrical contracting. SEEBOARD's service area covers approximately 3,000 square miles in Southeast England. The area has a population of approximately 4.7 million people with significant portions of the area, such as south London, having a high population density.

    In December of 1998, AEP Resources acquired CitiPower, an Australian electricity distribution and retail company for approximately $1.1 billion. CitiPower serves approximately 250,000 customers in the city of Melbourne. With about 3,100 miles of distribution lines in a service area that covers approximately 100 square miles, CitiPower distributes about 4,800 gigawatt-hours annually.

    TELECOMMUNICATIONS

    AEP Communications markets wholesale, high capacity, fiber optic services, colocation, and wireless tower infrastructure services under the C3 brand. C3 has approximately 5,300 route miles of fiber optic network.

COMPANY STRATEGY AND RESTRUCTURING PLAN

    COMPANY STRATEGY

    AEP will continue to expand its competitive energy business by growing the trading and marketing business through expanding operations to be a leading trader in all energy commodities; optimizing the operations of its assets to yield maximum value in competitive markets; and acquiring generation and natural gas assets that complement this strategy.

    In line with pursuing its strategy, AEP is in the process of restructuring its assets and operations to separate the regulated operations from the non-regulated operations and to functionally and, where permitted by law, structurally unbundle its domestic vertically integrated electric utility business into separate generation, transmission and distribution businesses. The purpose of this restructuring is to focus our management and technical expertise to maximize the potential for growth of both non-regulated and regulated operations, to evaluate the performance of these separate and different businesses and to meet the separation requirements of federal and state restructuring legislation and codes of conduct.

    Our focus for 2001 will be on completing our corporate separation plan to separate our regulated and non-regulated businesses. We believe that a successful implementation of this plan will support our business objective of unlocking shareholder value by providing managers with a simpler structure through which business unit performance can be more easily anticipated and monitored thereby focusing management attention; permitting more efficient financing; and meeting the regulatory codes of conduct required as part of industry restructuring.

    AEP RESTRUCTURING PLAN

    As a result of deregulating legislation that has been enacted or is being considered in most of the states in which the AEP public utility subsidiaries provide service, AEP has reassessed the corporate ownership of its public utility subsidiaries' assets. Deregulating legislation in some of the states requires the separation of generation assets from transmission and distribution assets. On November 1, 2000, AEP filed with the SEC under the Public Utility Holding Company Act of 1935 for approval of a restructuring plan in part to meet the requirements of this legislation.

    AEP's restructuring plan is designed to align its legal structure and business activities with the requirements of deregulation. AEP's plan contemplates the formation of two first tier subsidiaries that would hold the following public utility assets:

    - A subsidiary would hold the assets of (i) public utility subsidiaries that remain subject to regulation by at least one state utility commission and
      (ii) foreign utility subsidiaries subject to regulation as to rates or tariffs. AEP intends for this subsidiary ultimately to hold all transmission and distribution assets.

    - A subsidiary would hold public utility and non-utility subsidiaries that derive their revenues from competitive activity. AEP intends for this subsidiary to ultimately hold all generation assets not subject to regulation.

    The restructuring will facilitate management's strategy to grow the deregulated wholesale electricity supply and electric and gas trading business and to evaluate the other business operations to explore ways to improve their results of operations and to continuously evaluate and, where necessary, reshape our business to grow earnings and improve shareholder value. The legal transfer of assets and structural separation plans as set forth below will require FERC, SEC, certain state and other regulatory approvals.

                                     [LOGO]

                   DIRECTORS AND PRINCIPAL EXECUTIVE OFFICERS

    The following individuals are our principal executive officers and directors:

E. Linn Draper, Jr.      Chairman of the Board, President and Chief Executive Officer

Thomas V. Shockley, III  Vice Chairman of the Board

Henry W. Fayne           Vice President and Chief Financial Officer

Susan Tomasky            Secretary

Armando A. Pena          Treasurer

E. R. Brooks             Director

Donald M. Carlton        Director

John P. DesBarres        Director

Robert W. Fri            Director

William R. Howell        Director

Lester A. Hudson, Jr.    Director

Leonard J. Kujawa        Director

James L. Powell          Director

Richard L. Sandor        Director

Donald G. Smith          Director

Linda Gillespie Stuntz   Director

Kathryn D. Sullivan      Director

Morris Tanenbaum         Director

                         DESCRIPTION OF THE SECURITIES

    The following description of the particular terms of the Securities, which are referred to in the accompanying prospectus as "notes," supplements and, to the extent it is inconsistent with the description in the accompanying prospectus, replaces the description of the general terms and provisions of the notes in the prospectus. The Securities will be issued under an Indenture dated as of May 1, 2001 between us and The Bank of New York, as trustee, as supplemented by supplemental indentures and references in this prospectus supplement to the Indenture will mean the Indenture as so supplemented. This summary is qualified in its entirety by reference to the Indenture.

    Please see "Glossary of Defined Terms" for the definitions of some of the terms used in this prospectus supplement.

    The Securities will be our unsecured and unsubordinated obligations ranking equally with our other outstanding unsecured and unsubordinated indebtedness. At March 31, 2001, we had $3.988 billion outstanding unsecured and unsubordinated indebtedness. The Indenture contains no restrictions on the amount of additional indebtedness that we may issue.

    Because we are a holding company, the claims of creditors of our subsidiaries will have a priority over our equity rights and the rights of our creditors (including holders of the Securities) to participate in the assets of the subsidiary upon the subsidiary's liquidation. As of March 31, 2001, our subsidiaries had approximately $9.336 billion of outstanding long-term debt (including debt due within one year).

    The Trustee will act as our U.S. paying agent, our authenticating agent and registrar, and, if and when such notes are issued in definitive form, our U.S. transfer agent.

    In addition to the Trustee, Kredietbank S.A., Luxembourgeois will act as our Luxembourg Stock Exchange listing agent, our Luxembourg paying agent, and, if and when the Securities are issued in definitive form, our Luxembourg transfer agent. As long as the Securities are listed on the Luxembourg Stock Exchange, we will maintain a paying agent and a transfer agent in Luxembourg, and any change in the identity of the Luxembourg paying agent will be published in Luxembourg in the manner described below under "Book-Entry, Delivery and Form--Notices."

    Any money that we deposit with the Trustee or any paying agent for the payment of principal, premium, if any, or any interest on the Securities that remains unclaimed for two years after the date upon which the principal, premium, if any, and interest are due and payable, will be repaid to us upon our request unless otherwise required by mandatory provisions of any applicable unclaimed property law. After that time, unless otherwise required by mandatory provisions of any applicable unclaimed property law, the holder of Securities will be able to seek any payment to which that holder may be entitled to collect only from us.

SERIES A NOTES

    GENERAL

    The Series A Notes will be initially issued in aggregate principal amount of
$         . We may issue additional Series A Notes in the future at our discretion.

    The Series A Notes will mature and become due and payable, together with any
accrued and unpaid interest, on May   ,     and will bear interest at the rate
of    % per year from May   , 2001 until maturity. The Series A Notes are not
subject to any sinking fund provision.

    Interest on each Series A Note will be payable semi-annually in arrears on
each May   and November   and at redemption, if any. The initial interest
payment date is November   , 2001. Each payment of interest shall include
interest accrued through the day before such interest payment date.

Interest on Series A Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

    We will pay interest on the Series A Notes (other than interest payable at redemption, if any, or maturity) in immediately available funds to the owners of
the Series A Notes as of the       or       prior to the relevant interest
payment date for each interest payment date.

    We will pay the principal of the Series A Notes and any premium and interest payable at redemption, if any, or at maturity in immediately available funds at the office of The Bank of New York, 101 Barclay Street in New York, New York.

    If any interest payment date, redemption date or the maturity is not a Business Day, we will pay all amounts due on the next succeeding Business Day and no additional interest will be paid.

    OPTIONAL REDEMPTION

    The Series A Notes will be redeemable as a whole or in part, at our option at any time, at a redemption price equal to the greater of (i) 100% of the principal amount of such Series A Notes and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360 day year consisting of twelve 30-day
months) at the Series A Treasury Rate plus   basis points, plus in each case
accrued interest thereon to the date of redemption.

    "Series A Treasury Rate" means, with respect to any redemption date for the Series A Notes, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the Series A Comparable Treasury Issue, assuming a price for the Series A Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Series A Comparable Treasury Price for such redemption date.

    "Series A Comparable Treasury Issue" means the United States Treasury security or securities selected by a Series A Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Series A Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such Series A Notes.

    "Series A Independent Investment Banker" means one of the Series A Reference Treasury Dealers appointed by the Trustee after consultation with us.

    "Series A Comparable Treasury Price" means, with respect to any redemption date for the Series A Notes, (A) the average of the Series A Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Series A Reference Treasury Dealer Quotations, or (B) if the Trustee obtains fewer than four such Series A Reference Treasury Dealer Quotations, the average of all such quotations.

    "Series A Reference Treasury Dealer Quotations" means, with respect to each Series A Reference Treasury Dealer and any redemption date for the Series A Notes, the average, as determined by the Trustee, of the bid and asked prices for the Series A Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Series A Reference Treasury Dealer at 3:30 p.m. New York time on the third Business Day preceding such redemption date.

    "Series A Reference Treasury Dealer" means each of Credit Suisse First Boston Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Warburg LLC, or their affiliates which are primary U.S. Government securities dealers, and their respective successors and two other primary U.S. Government securities dealers selected by the Trustee; provided, however, that if any of the foregoing or their affiliates shall cease to be a primary U.S. Government securities dealer in The City of New York (a "Primary Treasury Dealer"), we shall substitute therefor another Primary Treasury Dealer.

    Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Series A Notes to be redeemed. If we elect to partially redeem the Series A Notes, selection of the Series A Notes for redemption will be made by the Trustee by lot or by such other method as the Trustee in its sole discretion deems to be fair and appropriate.

    Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Series A Notes or portions thereof called for redemption.

    DENOMINATION

    The Series A Notes will initially be issued only in registered, book-entry form, in denominations of $1,000 and any integral multiples of $1,000 as described under "Book-Entry, Delivery and Form" below. We will issue global securities in denominations that together equal the total principal amount of the outstanding Series A Notes.

    PAYMENT OF ADDITIONAL AMOUNTS

    We will, subject to the exceptions and limitations set forth below, pay as additional interest on the Series A Notes, such additional amounts as are necessary in order that the net payment by us or a paying agent of the principal of and interest on the Series A Notes to a holder who is a Non-U.S. Holder (as defined under "United States Taxation"), after deduction for any present or future tax, assessment or other governmental charge of the United States or a political subdivision or taxing authority thereof or therein, imposed by withholding with respect to the payment, will not be less than the amount provided in the Series A Notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

    (1) to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the holder, or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

    (a) being or having been present or engaged in a trade or business in the United States or having had a permanent establishment in the United States;

    (b) having a current or former relationship with the United States, including a relationship as a citizen or resident thereof;

    (c) being or having been a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or a corporation that has accumulated earnings to avoid United States federal income tax;

    (d) being or having been a "10-percent shareholder" of ours as defined in
       Section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended, or any successor provision; or

    (e) being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

    (2) to any holder that is not the sole beneficial owner of a Series A Note, or a portion thereof, or that is a fiduciary or partnership, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

    (3) to any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States, or otherwise with respect to the status, of the holder or beneficial owner of such Series A Note (or any beneficiary, settlor, beneficial owner or member thereof), if compliance is required by statute, by regulation of the United States Treasury Department or by an applicable income tax treaty to which the United States is a party, or by any official interpretation or ruling promulgated pursuant to any of the foregoing, as a precondition to exemption from such tax, assessment or other governmental charge;

    (4) to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by us or a paying agent from the payment;

    (5) to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 30 days after the payment becomes due or is duly provided for, whichever occurs later;

    (6) to any estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or similar tax, assessment or other governmental charge;

    (7) to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any Series A Notes, if such payment can be made without such withholding by any other paying agent; or

    (8) in the case of any combination of items (1), (2), (3), (4), (5), (6) and
(7).

    The Series A Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable thereto. Except as specifically provided under this heading "Payment of Additional Amounts" and under the heading "Description of Securities--Series A Notes--Redemption for Tax Reasons," we shall not be required to make any payment with respect to any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.

    As used under this heading and under the heading "Redemption for Tax Reasons", the terms "United States" and "U.S." means the United States of America (including the States and the District of Columbia) and its territories, its possessions and other areas subject to its jurisdiction, and the term "U.S. Holder" has the meaning described under "United States Taxation". "Non-U.S. Holder" means a person who is not a U.S. Holder.

    In particular, we will not pay additional amounts on any Series A Notes:

    - where withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to any European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meeting of November 26 and 27, 2000 or any law implementing or complying with, or introduced in order to conform to, that Directive, or

    - presented for payment by or on behalf of a beneficial owner who would have been able to avoid the withholding or deduction by presenting the relevant Series A Note to another paying agent in a member state of the European Union (Member State).

    The European Union is currently considering a proposal for a new directive regarding the taxation of savings income. Subject to a number of important conditions being met, it is proposed that Member States will be required to provide the tax authorities of another Member State details of payments of interest or other similar income paid by a person within its jurisdiction to an individual resident in that other Member State, subject to the right of certain Member States to opt instead for a withholding system for a transitional period in relation to these payments.

    REDEMPTION FOR TAX REASONS

    If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States (or any political subdivision or taxing authority thereof or therein), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of this prospectus supplement, we become or, based upon a written opinion of independent counsel selected by us, will become obligated to pay additional amounts as described herein under the heading "Description of Securities--Series A Notes--Payment of Additional Amounts" with respect to the Series A Notes, we may, at our option, redeem, as a whole, but not in part, the Series A Notes on not less than 30 nor more than 60 days' prior notice, at a redemption price equal to 100% of their principal amount together with interest accrued but unpaid thereon to the date fixed for redemption.

    RESTRICTIVE COVENANTS

Limitation upon Liens on Stock of Certain Subsidiaries

    For so long as any Series A Notes remain outstanding, we will not create or incur or allow any of our subsidiaries to create or incur any pledge or security interest on any of the capital stock of a Public Utility Subsidiary held by us or one of our subsidiaries or a Significant Subsidiary.

    For purposes of this covenant, a Public Utility Subsidiary means, at any particular time, a direct or indirect subsidiary of ours that, as a substantial part of its business, distributes or transmits electric energy to retail or wholesale customers at rates or tariffs that are regulated by either a state or Federal regulatory authority.

    For purposes of this covenant, Significant Subsidiary means, at any particular time, any direct subsidiary of ours whose consolidated gross assets or consolidated gross revenues (having regard to our direct beneficial interest in the shares, or the like, of that subsidiary) represent at least 25% of our consolidated gross assets or our consolidated gross revenues.

Limitation upon Mergers, Consolidations and Sale of Assets

    Nothing in the Indenture or the Series A Notes prevents us from consolidating or merging with or into, or selling or otherwise disposing of all or substantially all of our property to another entity, provided that (1) we agree to obtain a supplemental indenture pursuant to which the surviving entity or transferee agrees to assume our obligations relating to all outstanding debt securities issued under the Indenture and (2) the surviving entity or transferee is organized under the laws of the United States, any state thereof or the District of Columbia.

SERIES B NOTES

    GENERAL

    The Series B Notes will mature on May   ,     unless extended to the   th
anniversary of the Floating Period Termination Date, in which case the Series B
Notes will mature not later than May   ,     . We may be required to redeem the
Series B Notes before that maturity date as described in "Put Option" below. We may also redeem some or all of the Series B Notes after the Fixed Rate Coupon Reset Date as described in "Post-Coupon Reset Optional Redemption" below. We may also redeem at any time all of the Series B Notes under the circumstances described in "Redemption for Tax Reasons" below. The Series B Notes may also be purchased by the Callholder as described in "Call Option" below.

    If any interest, principal or other payment date of the Series B Notes (including any payment date in connection with the Call Option or the Put Option as described below) does not fall on a Business

Day, a payment otherwise payable on that day will be made on the next succeeding Business Day and no interest will accrue in respect of the amounts which payment is so delayed for the period from and after such interest payment date, maturity date or other payment date, except that, in the case of an interest payment date or other payment date occurring during the Floating Rate Period, interest on principal will continue to accrue until the next succeeding Business Day.

    We may issue additional Series B Notes in the future at our discretion.

    INTEREST AND INTEREST PAYMENT DATES

    The Series B Notes will bear interest at the rate of    % per annum from
their date of issuance to, but excluding, May   ,     . During that period, we
will pay interest semi-annually on May   and November   of each year, beginning
on November   , 2001. The Series B Notes are not subject to any sinking fund provision.

    We will pay interest on the Series B Notes, accruing from the Fixed Rate Coupon Reset Date, semi-annually on each day that is a six-month anniversary of that date. Interest on the Series B Notes from the Fixed Rate Coupon Reset Date will be computed on the basis of a 360-day year consisting of twelve 30-day months.

    Interest on the Series B Notes accruing during any Floating Rate Reset Period will be payable on the next following Reference Rate Reset Date if such date is a Business Day or, if not, then on the next following Business Day. Interest on the Series B Notes during the Floating Rate Period will be computed on the basis of the actual number of days in the applicable Floating Rate Reset Period over a 360-day year.

    As long as the Series B Notes remain registered in the name of DTC's nominee, interest payable on any interest payment date will be payable to the persons in whose names the Series B Notes are registered at the close of business on the Business Day immediately preceding the related interest payment date.

    Interest payments will be in the amount of interest accrued from and including the next preceding interest payment date (or from and including the date of issuance if no interest has been paid or duly provided for with respect to the Series B Notes) to but excluding the relevant interest payment date, Coupon Reset Date, redemption date or the maturity date, as the case may be.

    Interest to be payable from and including each Coupon Reset Date will be
calculated by             , as the Calculation Agent appointed by us pursuant to
the Indenture. We will agree to indemnify the Calculation Agent against certain liabilities arising out of or in connection with its duties under the Indenture.

    The Indenture provides that the Calculation Agent may resign at any time as Calculation Agent effective 10 Business Days after the delivery of written notice to us and the Trustee. In such case, we may appoint a successor Calculation Agent.

    The Calculation Agent, in its individual capacity, may buy, sell, hold and deal in Series B Notes and may exercise any vote or join in any action which any holder of Series B Notes may be entitled to exercise or take as if it were not the Calculation Agent. The Calculation Agent, in its individual capacity, may also engage in any transaction with us or any of our subsidiaries as if it were not the Calculation Agent.

    If the Callholder elects to purchase the Series B Notes, then by 3:30 p.m., New York City time, on the third Business Day immediately preceding any applicable Coupon Reset Date, the Calculation Agent will determine either (a) the Floating Rate Spread, in the case of the Initial Coupon Reset Date where we have elected to exercise our Floating Period Option, or (b) the Interest Rate to Maturity, to the nearest one hundredth of one percent per annum, unless we are required to redeem the Series B

Notes. Each Floating Period Interest Rate will equal the sum of the Reference Rate and the Floating Rate Spread, and the Interest Rate to Maturity will equal the sum of the Base Rate and the Applicable Spread. Both the Floating Rate Spread and the Applicable Spread will be based on the Dollar Price of the Series B Notes. The Floating Period Interest Rate, the Interest Rate to Maturity and the Dollar Price for the Series B Notes as announced by the Calculation Agent, absent manifest error, will be binding and conclusive upon the beneficial owners, us and the Trustee.

    FLOATING RATE PERIOD

    Following the Callholder's election to purchase the Series B Notes in connection with the Initial Coupon Reset Date, but prior to the Floating Period Notification Date, which will be the fourth Business Day prior to the Initial Coupon Reset Date, we may elect to exercise our Floating Period Option. If we so elect, the Series B Notes will bear interest at the Floating Period Interest Rate until the Floating Period Termination Date, which will be the earlier of
May   ,     , or the date which otherwise would be the Reference Rate Reset Date following the Floating Period Termination Notification Date. The Floating Period Termination Notification Date will be at least four Business Days prior to such Reference Rate Reset Date. In the event that we exercise our Floating Period
Option, the maturity date of the Series B Notes will be extended to the   th
anniversary of the Floating Period Termination Date, in which case the Series B
Notes will mature not later than May   ,     . If maturity is extended as
discussed in the previous sentence and as long as the Series B Notes are listed on the Luxembourg Stock Exchange, we shall notify the Luxembourg Stock Exchange of such extension and publish a notice thereof in accordance with the conditions described under "Notices."

    During any Floating Rate Period, interest will be payable on the next following Reference Rate Reset Date as described under "--Interest and Interest Payment Dates." The amount of interest payable for each day that the Series B Notes are outstanding during the Floating Rate Period will be calculated by dividing the Floating Period Interest Rate in effect for such day by 360 and multiplying the result by the Dollar Price. The amount of interest payable for any Floating Rate Reset Period will be calculated by adding the interest payable for each day in the Floating Rate Reset Period. During any Floating Rate Period, the interest rate, amount of interest to be paid on the Series B Notes and each Floating Rate Interest Period will be determined by the Calculation Agent. As long as the Series B Notes are listed on the Luxembourg Stock Exchange, the Calculation Agent will communicate such information to the holders of the Series B Notes and to the Luxembourg Stock Exchange no later than the first day of each relevant Floating Rate Interest Period.

    COUPON RESET PROCESS

    If the Callholder has exercised the Call Option as set forth below under "Call Option," we and the Calculation Agent will complete the following steps in order to determine each Coupon Reset Rate. We and the Calculation Agent will use reasonable efforts to cause the actions contemplated below to be completed in as timely a manner as possible.

    (a) We will provide the Calculation Agent with a list, no later than five Business Days prior to the applicable Coupon Reset Date, containing the names and addresses of up to five Reference Corporate Dealers or Reference Money Market Dealers, as the case may be, from which we would like the Calculation Agent to obtain Fixed Rate Bids or Floating Rate Bids for the purchase of the Series B Notes.

    (b) Within one Business Day following receipt by the Calculation Agent of the dealer list referred to above, the Calculation Agent will provide to each dealer on that list:

    - a copy of the accompanying prospectus and a copy of this prospectus supplement relating to the offering of the Series B Notes;

    - a copy of the form of the Series B Notes; and

    - a written request that each dealer submit a Fixed Rate Bid or Floating Rate Bid, as the case may be, to the Calculation Agent by 3:30 p.m., New York City time (the "Bid Deadline"), on the third Business Day prior to the Coupon Reset Date (the "Bid Date").

    Each dealer will be provided with:

    - the name of American Electric Power Company, Inc.;

    - an estimate of the Dollar Price;

    - the principal amount and maturity of the Series B Notes; and

    - the method by which interest will be calculated on the Series B Notes.

    (c) Following receipt of the bids, the Calculation Agent will provide written notice to us of:

    - the name of each of the dealers from whom the Calculation Agent received bids on the Bid Date;

    - the bid submitted by each of those dealers; and

    - the Dollar Price.

    (d) Immediately after calculating the Coupon Reset Rate, the Calculation Agent will provide written notice of that Coupon Reset Rate to us, the Trustee and the dealer submitting the lowest applicable bid.

    CALL OPTION

    On a Business Day not earlier than 20 Business Days prior to the Initial Coupon Reset Date, and not later than 4:00 p.m., New York City time, on the 15th Business Day prior to the Initial Coupon Reset Date, the Callholder will notify us and the Trustee as to whether it elects to purchase the Series B Notes for remarketing.

    If the Callholder so elects, the Series B Notes will be subject to mandatory tender, and will be deemed tendered, to the Callholder for purchase and remarketing, and the Callholder will be obligated to purchase and remarket the Series B Notes, on the Initial Coupon Reset Date and, if we choose to exercise our Floating Period Option, on the Floating Period Termination Date, in accordance with the terms and subject to the conditions described in the Indenture; PROVIDED, HOWEVER, that if the Initial Coupon Reset Date or Floating Period Termination Date is not a Business Day, the foregoing actions will be postponed to and taken on the next succeeding Business Day.

    On the Fixed Rate Coupon Reset Date, the Series B Notes will be remarketed by the Callholder at a fixed rate of interest equal to the Interest Rate to Maturity. If the Callholder elects to purchase the Series B Notes and if we exercise our Floating Period Option, the maturity of the Series B Notes will be
automatically extended to the   th anniversary of the Floating Period
Termination Date. If we so elect, the Series B Notes will bear interest at the Floating Period Interest Rate until the Floating Period Termination Date, at which time the Series B Notes will be remarketed at a fixed rate of interest equal to the Interest Rate to Maturity unless we are required to redeem the Series B Notes.

    The call price of the tendered Series B Notes will be equal to 100% of their aggregate principal amount on the Initial Coupon Reset Date, or the Dollar Price on the Floating Period Termination Date. In the event of exercise of the Call Option, then (i) not later than 12:00 noon, New York City time, on the Initial Coupon Reset Date or the Floating Period Termination Date, as the case may be, the Callholder will deliver the call price in immediately available funds to the Trustee for payment of the call price on that Coupon Reset Date and (ii) the holders of the Series B Notes will be required to deliver the Series B Notes to the Callholder against payment therefor on that Coupon Reset Date through the facilities of DTC; PROVIDED, HOWEVER, that if any Coupon Reset Date is not a Business Day, the actions required by the foregoing clauses will be taken on the next succeeding Business Day.

    If the Callholder elects to exercise the Call Option, the obligation of the Callholder to pay the call price is subject to various conditions precedent. In addition, the Call Option may be terminated in certain circumstances prior to the time the Callholder exercises the Call Option. No holder of Series B Notes shall have any rights or claims against the Callholder as a result of the Callholder purchasing or not purchasing the Series B Notes.

    If the Callholder elects to exercise the Call Option, on the applicable Coupon Reset Date, or if such Coupon Reset Date is not a Business Day, on the next succeeding Business Day, the Callholder will sell the aggregate principal amount of the Series B Notes at the Dollar Price to the Reference Corporate Dealer or to the Reference Money Market Dealer, whichever is applicable, providing the lowest Fixed or Floating Rate Bid, in the case of the Initial Coupon Reset Date, or the lowest Fixed Rate Bid, in the case of the Floating Period Termination Date. If the lowest applicable Bid is submitted by two or more of the applicable reference dealers, the Callholder will sell the Series B Notes to one or more of such reference dealers, as it will determine in its sole discretion.

    If for any reason the Callholder does not purchase the Series B Notes on the relevant Coupon Reset Date, or if such Coupon Reset Date is not a Business Day, on the next succeeding Business Day, we will be required to redeem the Series B Notes at a price equal to 100% of their aggregate principal amount, plus accrued and unpaid interest, if any, if such Coupon Reset Date is the Initial Coupon Reset Date, or at the Dollar Price, plus accrued and unpaid interest, if any, if such Coupon Reset Date is the Floating Period Termination Date. See "Put Option" below.

    PUT OPTION

    If the Call Option has not been exercised, or in the event the Callholder is not required or fails to deliver the call price to the Trustee by 12:00 noon, New York City time, on the relevant Coupon Reset Date, or if such Coupon Reset Date is not a Business Day at such time on the next succeeding Business Day, the Trustee will be required for and on behalf of the holders of the Series B Notes to exercise the option to put the Series B Notes to us pursuant to the Indenture. Upon exercise of the Put Option, we will be required to redeem all of the Series B Notes on the applicable Coupon Reset Date at a redemption price equal to 100% of the aggregate principal amount of the Series B Notes, if such Coupon Reset Date is the Initial Coupon Reset Date, or at the Dollar Price on the Floating Period Termination Date (in each case, the "Put Redemption Price"). The Put Option will be exercised automatically by the Trustee, on behalf of holders, if the Call Option has not been exercised, or in the event the Callholder is not required or fails to deliver the call price to the Trustee. If the Trustee exercises the Put Option, we will deliver the Put Redemption Price to the Trustee, together with the accrued and unpaid interest due on the applicable Coupon Reset Date, by no later than 2:00 p.m., New York City time, on such Coupon Reset Date, or if such Coupon Reset Date is not a Business Day at such time on the next succeeding Business Day, and the holders of the Series B Notes will be required to deliver the Series B Notes to us against payment therefor on such Coupon Reset Date through the facilities of DTC. No holder of any Series B Notes or interest therein has the right to consent or object to the Trustee's duty to exercise the Put Option.

    POST-COUPON RESET OPTIONAL REDEMPTION

    After the Fixed Rate Coupon Reset Date, the Series B Notes will be redeemable as a whole or in part, at our option at any time, at a redemption price equal to the greater of (i) 100% of the principal amount of such Series B Notes and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption)
discounted to the redemption date on a semiannual basis (assuming a 360 day year
consisting of twelve 30-day months) at the Series B Treasury Rate plus   basis
points, plus in each case accrued interest thereon to the date of redemption.

    "Series B Treasury Rate" means, with respect to any redemption date for the Series B Notes, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the Series B Comparable Treasury Issue, assuming a price for the Series B Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Series B Comparable Treasury Price for such redemption date.

    "Series B Comparable Treasury Issue" means the United States Treasury security or securities selected by a Series B Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Series B Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such Series B Notes.

    "Series B Independent Investment Banker" means one of the Series B Reference Treasury Dealers appointed by the Trustee after consultation with us.

    "Series B Comparable Treasury Price" means, with respect to any redemption date for the Series B Notes, (A) the average of the Series B Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Series B Reference Treasury Dealer Quotations, or (B) if the Trustee obtains fewer than four such Series B Reference Treasury Dealer Quotations, the average of all such quotations.

    "Series B Reference Treasury Dealer Quotations" means, with respect to each Series B Reference Treasury Dealer and any redemption date for the Series B Notes, the average, as determined by the Trustee, of the bid and asked prices for the Series B Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Series B Reference Treasury Dealer at 3:30 p.m. New York time on the third business day preceding such redemption date.

    "Series B Reference Treasury Dealer" means each of Credit Suisse First Boston Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Warburg LLC, or their affiliates which are primary U.S. Government securities dealers, and their respective successors and two other primary U.S. Government securities dealers selected by the Trustee; provided, however, that if any of the foregoing or their affiliates shall cease to be a Primary Treasury Dealer, we shall substitute therefor another Primary Treasury Dealer.

    We will mail notice of redemption at least 30 days but not more than 60 days before the applicable redemption date to each holder of the Series B Notes to be redeemed. If we elect to partially redeem the Series B Notes, the Trustee will select in a fair and appropriate manner the Series B Notes to be redeemed.

    Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the Series B Notes or portions thereof called for redemption.

    PAYMENT OF ADDITIONAL AMOUNTS

    We will pay additional amounts on the Series B Notes under the same circumstances and subject to the same exceptions and limitations as described under "Description of the Securities--Series A Notes--Payment of Additional Amounts."

    REDEMPTION FOR TAX REASONS

    If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States (or any political subdivision or taxing authority thereof or therein), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of this prospectus supplement, we become or, based upon a written opinion of independent counsel selected by us, will become obligated to pay additional amounts as described herein under the heading "Description of Securities--Series B Notes--Payment of Additional Amounts" with respect to Series B Notes, we may, at our option, redeem, as a whole, but not in part, the Series B Notes on not less than 30 nor more than 60 days' prior notice, at redemption price equal to 100% of their principal amount together with interest accrued but unpaid thereon to the date fixed for redemption.

    RESTRICTIVE COVENANTS

Limitation upon Liens on Stock of Certain Subsidiaries

    For so long as the Series B Notes are outstanding, we will be subject to the same restriction as described in "Limitation upon Liens on Stock of Certain Subsidiaries" under "--Series A Notes--Restrictive Covenants."

Limitation upon Mergers, Consolidations and Sale of Assets

    For so long as the Series B Notes are outstanding, we will be subject to the same restriction as described in "Limitation upon Mergers, Consolidations and Sale of Assets" under "--Series A Notes--Restrictive Covenants."

    SETTLEMENT

    In the event that the Series B Notes are purchased by the Callholder, the Callholder will pay to the Trustee, in same day funds not later than 12:00 noon, New York City time, on the Initial Coupon Reset Date, or if such Coupon Reset Date is not a Business Day at such time on the next succeeding Business Day, an amount equal to 100% of the aggregate principal amount of the Series B Notes or on the Floating Period Termination Date, an amount equal to the Dollar Price.

    On any such Coupon Reset Date, or if such Coupon Reset Date is not a Business Day, on the next succeeding Business Day, the Callholder will cause the Trustee to make payment of the purchase price for the tendered Series B Notes that have been purchased for remarketing by the Callholder to DTC for payment to the DTC participant of each tendering beneficial owner of Series B Notes. This payment will be made against delivery through DTC of the beneficial owner's Series B Notes by book-entry through DTC by the close of business on the Coupon Reset Date or if such Coupon Reset Date is not a Business Day, on the next succeeding Business Day.

    We will also make, or cause the Trustee to make, payment of interest to DTC for payment to the DTC participant of each beneficial owner of Series B Notes, due on a Coupon Reset Date by book-entry through DTC, by the close of business on such Coupon Reset Date, or if such Coupon Reset Date is not a Business Day, on the next succeeding Business Day.

    The transactions described above will be executed on the applicable Coupon Reset Date, through DTC or if such Coupon Reset Date is not a Business Day, on the next succeeding Business Day, in accordance with the procedures of DTC, and the accounts of the respective Participants will be debited and credited, and the Series B Notes delivered by book-entry as necessary to effect the purchases and sales thereof.

    All payments of principal and interest in respect of the Series B Notes in book-entry form will be made in immediately available funds. The Series B Notes will trade in DTC's Same-Day Funds Settlement System until the maturity date, as it may be extended, or the redemption date, as the case may be, or until the Series B Notes are issued in certificated form.

    The tender and settlement procedures described above, including the provisions for payment to selling beneficial owners of tendered Series B Notes, or for payment by the purchasers of Series B Notes, in a remarketing, may be modified to the extent required by DTC or, if the book-entry system is no longer available for the Series B Notes at the time of a remarketing, to the extent required to facilitate the tendering and remarketing of the Series B Notes in certificated form. In addition, the Callholder may modify the settlement procedures set forth above in order to facilitate the settlement process.

    As long as DTC or its nominee holds a certificate representing the Series B Notes in the book-entry system of DTC, no certificates for the Series B Notes will be delivered to any beneficial owner. In addition, under the terms of the Series B Notes, the Indenture and the underwriting agreement, we have agreed that (1) we will use our reasonable best efforts to maintain the Series B Notes in book-entry form with DTC or any successor thereto, and to appoint a successor depositary to the extent necessary to maintain the Series B Notes in book-entry form, and (2) we will (except as described below) waive any discretionary right we otherwise have under the Indenture to cause the Series B Notes to be issued in certificated form.

    CALLHOLDER

    If the Callholder elects to purchase the Series B Notes, the Callholder will not receive any fees or reimbursement of expenses from us in connection with the purchase and remarketing of the Series B Notes, except under certain circumstances.

    On or after the Fixed Rate Coupon Reset Date, we may at any time purchase any Series B Notes at any price in the open market or otherwise. The Series B Notes so purchased by us may, at our discretion, be held, resold or surrendered to the Trustee for cancellation.

    DENOMINATION

    The Series B Notes will initially be issued only in registered, book-entry form, in denominations of $1,000 and any integral multiples of $1,000 as described under "Book-Entry, Delivery and Form" below. We will issue global securities in denominations that together equal the total principal amount of the outstanding Series B Notes.

    RECENT ACCOUNTING DEVELOPMENTS

    For purposes of financial accounting and reporting, for publicly held companies the Securities and Exchange Commission (the "SEC") may require prospective investors to separately account for the Callholder's option to purchase and to remarket the Series B Notes on the Initial Coupon Reset Date. Persons considering investing in the Series B Notes, who are required to file financial reports with the SEC pursuant to the Securities Exchange Act of 1934, as amended, should consult their own accounting advisors concerning potential reporting requirements.

BOOK-ENTRY, DELIVERY AND FORM

    GENERAL

    We will issue the Securities in the form of one or more fully registered global notes, which we refer to as the "Global Notes," which will be deposited with, or on behalf of, DTC, and registered in the name of DTC's nominee. Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the Global Notes through DTC, Clearstream Banking, societe anonyme, which we refer to as "Clearstream Luxembourg," or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as "Euroclear," if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream Luxembourg and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream Luxembourg's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of DTC. At the present time, Citibank, N.A. acts as depositary for Clearstream Luxembourg and The Chase Manhattan Bank acts as depositary for Euroclear, which we refer to in such capacities as the "U.S. Depositaries." Beneficial owners will not receive certificates representing their ownership interests in the Global Notes, except in the event that use of the book-entry system for such notes is discontinued under the circumstances described below. Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

    Clearstream Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream Luxembourg holds securities for its customers, which we refer to as "Clearstream Luxembourg Customers," and facilitates the clearance and settlement of securities transactions between Clearstream Luxembourg Customers through electronic book-entry transfers between their accounts. Clearstream Luxembourg provides to Clearstream Luxembourg Customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream Luxembourg interfaces with domestic securities markets in several countries through established depositary and custodial relationships. As a professional depositary, Clearstream Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Clearstream Luxembourg Customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Clearstream Luxembourg's U.S. customers are limited to securities brokers and dealers and banks. Indirect access to Clearstream Luxembourg is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Luxembourg Customer. Clearstream Luxembourg is an indirect participant in DTC.

    Distributions with respect to the Securities held through Clearstream Luxembourg will be credited to cash accounts of Clearstream Luxembourg Customers in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream Luxembourg.

    Euroclear advises that it was created in 1968 to hold securities for its participants, which we refer to as "Euroclear Participants," and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by the Euroclear Bank S.A./N.V., which we refer to as the "Euroclear Operator," under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, which we refer to as the "Cooperative." All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly. Euroclear is an indirect participant in DTC.

    Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, which we refer to collectively as the "Terms and Conditions." The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

    Distributions with respect to the Securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

    Euroclear further advises that investors that acquire, hold and transfer interests in the Securities by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the Global Notes.

    DTC has advised that pursuant to procedures established by it (i) upon the issuance by us of the Securities, DTC will credit the accounts of participants designated by the underwriters with the principal amount of the Securities purchased by the underwriters and (ii) ownership of beneficial interests in the Securities will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC (with respect to participants' interests), the participants and the indirect participants. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise their rights under the Securities. The laws of some jurisdictions require that certain persons take physical delivery in definitive form of securities which they own. Consequently, the ability to transfer beneficial interests in the Global Notes is limited to such extent.

    So long as a nominee of DTC is the registered owner of the Global Notes, such nominee will be considered the sole owner or holder of the Global Notes for all purposes under the Indenture. Except as provided below, owners of beneficial interests in the Global Notes will not be entitled to have the Securities registered in their names, will not receive or be entitled to receive physical delivery of the Securities in definitive form and will not be considered the owners or holders thereof under the Indenture. DTC has no knowledge of the actual beneficial owners of the Securities. DTC's records reflect only the identity of the direct participants to whose accounts the Securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Neither we, the Trustee, any paying agent nor the registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    Title to book-entry interests in the Securities will pass by book-entry registration of the transfer within the records of Clearstream Luxembourg, Euroclear or DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the Securities may be transferred within Clearstream Luxembourg and within Euroclear and between Clearstream Luxembourg and Euroclear in accordance with procedures established for these purposes by Clearstream Luxembourg and Euroclear. Book-entry interests in the Securities may be transferred within DTC in accordance with procedures established for this purpose by DTC. Transfers of book-entry interests in the Securities among Clearstream Luxembourg and Euroclear and DTC may be effected in accordance with procedures established for this purpose by Clearstream Luxembourg, Euroclear and DTC.

    If DTC is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue the Securities in definitive form in exchange for the Global Notes. We will also issue securities in definitive form in exchange for Global Notes if an event of default has occurred with regard to the Securities and has not been cured or waived. In addition, we may at any time determine not to have the Securities represented by Global Notes and, in such event, will issue the Securities in definitive form in exchange for the Global Notes. In either instance, an owner of a beneficial interest in the Global Notes will be entitled to have Securities equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such notes in definitive form. The Securities so issued in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons. The Trustee or American Electric Power Company, Inc. may require Securities surrendered for exchange or transfer to be accompanied by satisfactory instruments of transfer. If at any time the Securities are issued in definitive form, interest will be paid by check mailed on or before the payment date, by first class mail, to the holders thereof or by any alternative method of payment we elect, as to which we will notify such holders. Interest payments on definitive Securities will also be made at the offices of the Luxembourg paying agent. Payments of principal on definitive Securities will be made against surrender of the Securities at the principal office in the United States of the Trustee, as U.S. paying agent, or at the offices in Luxembourg of our Luxembourg paying agent.

    If the Securities are issued in definitive form, holders of the notes will be able to effect exchanges or transfers of the notes, in principal denominations of $1,000 and integral multiples thereof, at the offices of the Trustee, as our U.S. transfer agent, or at the offices in Luxembourg of Kredietbank S.A., Luxembourgeois as our Luxembourg transfer agent, in either case upon surrender of the certificates representing such notes, together with appropriate transfer documentation. Definitive notes to be exchanged or transferred will be made available to holders as soon as they are available to the applicable transfer agent. No service charge will be made for any registration of transfer of our Securities, but we may generally require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. For additional information on transfer procedures, see the accompanying prospectus.

    GLOBAL CLEARANCE AND SETTLEMENT PROCEDURES

    Initial settlement for the Securities will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC's rules and will be settled in immediately available funds using DTC's Same-Day Funds Settlement System. Secondary market trading between Clearstream Luxembourg Customers and Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream Luxembourg and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

    Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream Luxembourg Customers or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC's rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines, in European time. The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering interests in the Securities to or receiving interests in the Securities from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Luxembourg Customers and Euroclear Participants may not deliver instructions directly to the respective U.S. Depositaries.

    Because of time-zone differences, credits of interests in the Securities received in Clearstream Luxembourg or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions involving interests in such Securities settled during such processing will be reported to the relevant Clearstream Luxembourg Customers or Euroclear Participants on such business day. Cash received in Clearstream Luxembourg or Euroclear as a result of sales of interests in the Securities by or through a Clearstream Luxembourg Customer or a Euroclear Participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream Luxembourg or Euroclear cash account only as of the business day following settlement in DTC.

    Although DTC, Clearstream Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of interests in the Securities among participants of DTC, Clearstream Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

    NOTICES

    Notices to holders of the Securities will be sent by mail to the registered holders and will be published, whether the Securities are in global or definitive form, and if the Securities are listed on the Luxembourg Stock Exchange, in a daily newspaper of general circulation in Luxembourg. It is expected that publication will be made in Luxembourg in the LUXEMBURGER WORT. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once, on the date of the first such publication. If the Securities are listed on the Luxembourg Stock Exchange, any appointment of or change in the Calculation Agent, Luxembourg paying agent and transfer agent will be published in Luxembourg in the manner set forth above.

                             UNITED STATES TAXATION

    The following summary describes the material United States federal income tax considerations with respect to the purchase, ownership and disposition of Securities as of the date hereof. Except where noted, it deals only with U.S. Holders (as defined below).

    A "U.S. Holder" means a beneficial holder of Securities that is:

    - a citizen or resident of the United States,

    - a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof,

    - an estate the income of which is subject to United States federal income taxation regardless of its source, or

    - a trust that (i) is subject to the supervision of a court within the United States and the control of one or more United States persons as described in section 7701(a)(30) of the Code or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

    A "non-U.S. Holder" is a holder of Securities that is not a U.S. Holder.

    This summary deals only with Securities purchased on original issue at their issue price and held as capital assets and does not deal with special situations, such as those of dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, financial institutions, tax-exempt entities, insurance companies, persons holding Securities as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, persons owning 10% or more of our voting stock, or persons whose "functional currency" is not the United States dollar. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in United States federal income tax consequences different from those discussed below.

    IF YOU ARE CONSIDERING THE PURCHASE, OWNERSHIP OR DISPOSITION OF SECURITIES, YOU SHOULD CONSULT YOUR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF YOUR PARTICULAR SITUATION AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

    If a partnership holds Securities, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Securities, you are urged to consult your tax advisors.

U.S. HOLDERS

    SERIES A NOTES

    Interest on the Series A Notes should constitute qualified stated interest and generally should be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or received, in accordance with your regular method of tax accounting.

    Your tax basis in Series A Notes will, in general, be your cost therefor. Upon the sale, exchange, retirement or other disposition of Series A Notes, you will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement or other disposition (less any accrued qualified stated interest not previously included in income, which will be taxable as ordinary income) and your adjusted tax basis in the Series A Notes. Such gain or loss will be capital gain or loss. Capital gain of individuals derived in respect of capital assets held for more than one year is eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

    SERIES B NOTES

    The United States federal income tax treatment of debt obligations such as the Series B Notes is not entirely certain. Because the Series B Notes are subject to mandatory tender on the Initial Coupon Reset Date, we intend to treat the Series B Notes, for United States federal income tax purposes, as maturing on the Initial Coupon Reset Date. By purchasing the Series B Notes, you agree to such treatment for United States federal income tax purposes. Based on such treatment, interest on the Series B Notes will constitute "qualified stated interest" and generally will be taxable to you as ordinary interest income at the time such payments are accrued or received (in accordance with your regular method of tax accounting).

    Under the foregoing treatment, your tax basis in Series B Notes will, in general, be your cost therefor. Upon the sale, exchange, retirement or other disposition of Series B Notes, you will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement or other disposition (less any accrued qualified stated interest not previously included in income, which will be taxable as ordinary income) and your adjusted tax basis in the Series B Notes. Such gain or loss will be capital gain or loss. Capital gain of individuals derived in respect of capital assets held for more than one year is eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

    There can be no assurance that the Internal Revenue Service (the "IRS") will agree with the manner in which we intend to treat the Series B Notes for United States federal income tax purposes. Among other possibilities, the IRS could seek to treat the Series B Notes as maturing on the maturity date, in which event (i) the Series B Notes would be subject to the Treasury Regulations governing debt instruments that provide for contingent payments (the "Contingent Payment Regulations"), (ii) the issue price of the Series B Notes would be treated as including the value of the mandatory tender right, (iii) we would be required to construct a projected payment schedule for the Series B Notes based upon our current borrowing costs for comparable debt instruments of ours, from which an estimated yield on the Series B Notes would be calculated. You would be required to include in income original issue discount ("OID") in an amount equal to the product of the adjusted issue price of the Series B Notes at the beginning of each interest accrual period and the estimated yield of the Series B Notes. In general, for these purposes, the Series B Notes' adjusted issue price would equal the Series B Notes' issue price increased by the interest previously accrued on the Series B Notes, and reduced by all payments made on the Series B Notes. As a result of the application of the Contingent Payment Regulations, it is possible that you would be required to include interest in income in excess of actual cash payments received for certain taxable years.

    The character of any gain or loss on a sale or exchange of Series B Notes (including a sale pursuant to the mandatory tender on the Initial Coupon Reset
Date) would also differ if the Series B Notes were treated as contingent payment obligations. Any such taxable gain generally would be treated as ordinary income. Any such taxable loss generally would be ordinary to the extent of previously accrued original issue discount, and any excess would generally be treated as capital loss.

NON-U.S. HOLDERS

    U.S. FEDERAL WITHHOLDING TAX

    The 30% U.S. federal withholding tax will not apply to any payment of principal or interest (including OID) on a particular series of Securities provided that:

    - you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable U.S. Treasury Regulations;

    - you are not a controlled foreign corporation that is related to us through stock ownership;

    - you are not a bank whose receipt of interest on the Securities is described in section 881(c)(3)(A) of the Code; and

    - (a) you provide your name and address on an IRS Form W-8BEN (or successor form), and certify, under penalty of perjury, that you are not a U.S. Holder or (b) you hold your Securities through certain foreign intermediaries and you satisfy the certification requirements of applicable U.S. Treasury regulations. Special certification rules apply to certain non-U.S. Holders that are entities rather than individuals.

    If you cannot satisfy the requirements described above, payments of premium and interest (including original issue discount) made to you will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty or (2) IRS Form W-8ECI stating that interest paid on Securities is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

    The 30% U.S. federal withholding tax generally will not apply to any gain that you realize on the sale, exchange, retirement or other disposition of Securities.

    U.S. FEDERAL ESTATE TAX

    Your estate will not be subject to U.S. federal estate tax on Securities of a series beneficially owned by you at the time of your death, provided that (1) you do not own 10% or more of the total combined voting power of all classes of our voting stock (within the meaning of the Code and the U.S. Treasury Regulations) and (2) interest on those Securities would not have been, if received at the time of your death, effectively connected with the conduct by you of a trade or business in the United States.

    U.S. FEDERAL INCOME TAX

    If you are engaged in a trade or business in the United States and interest on the Securities is effectively connected with the conduct of that trade or business, you will be subject to U.S. federal income tax on that interest (although exempt from the 30% withholding tax) on a net income basis in the same manner as if you were a U.S. person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the conduct by you of a trade or business in the United States.

    Any gain realized on the disposition of Securities generally will not be subject to U.S. federal income tax unless the gain is effectively connected with the conduct of a trade or business in the United States by you, or you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    U.S. HOLDERS

    In general, information reporting requirements will apply to certain payments of principal, interest, OID and premium paid on notes and to the proceeds of sale of a note made to you (unless you are an exempt recipient such as a corporation). A 31% backup withholding tax will apply to such payments if you fail to provide a taxpayer identification number, a certification of exempt status, or fail to report in full dividend and interest income.

    NON-U.S. HOLDERS

    In general, you will not be subject to backup withholding and information reporting with respect to payments that we make to you provided that we do not have actual knowledge that you are a U.S. Holder and we have received from you the statement described above under "U.S. Federal Withholding Tax."

    In addition, you will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of Securities within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge that you are a U.S. Holder or you otherwise establish an exemption.

    Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in the underwriting agreement
relating to each series, each dated May   , 2001, among us and the underwriters
named below, we have agreed to sell to the underwriters, and the underwriters have severally agreed to purchase, the following respective principal amounts of the Securities:

                                                     PRINCIPAL           PRINCIPAL
                                                      AMOUNT              AMOUNT
                                    UNDERWRITER  OF SERIES A NOTES   OF SERIES B NOTES
                                    -----------  -----------------   -----------------
Credit Suisse First Boston Corporation              $                   $
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated
UBS Warburg LLC
ABN AMRO Incorporated
Lehman Brothers Inc.
Salomon Smith Barney Inc.
Barclays Capital Inc.
Banc of America Securities LLC
BNY Capital Markets, Inc.
Chase Securities Inc.
Tokyo-Mitsubishi International plc
                                                    ------------        ------------
        Total..................................     $                   $
                                                    ============        ============

    In each underwriting agreement, the underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Series A Notes and Series B Notes offered hereby if any Series A Notes or Series B Notes, respectively, are purchased.

    The underwriters have advised us that the underwriters propose to offer the Securities to the public initially at the offering prices set forth on the cover page of this prospectus supplement, and to certain dealers initially at that
price less a discount not in excess of    % and    % of the principal amount of
the Series A Notes and Series B Notes, respectively. The underwriters may allow, and those dealers may reallow, a concession to certain other dealers not in
excess of    % and    % of the principal amount of the Series A Notes and Series
B Notes, respectively. After the initial offering of the Securities to the public, the public offering prices and these concessions may be changed.

    We have agreed to indemnify the underwriters against payments the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act or contribute to payments the underwriters may be required to make in respect of any of these liabilities.

    Although application has been made to list the Securities on the Luxembourg Stock Exchange, the Securities have no established trading market. We have been advised by the underwriters that they intend to make a market in the Securities as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the Securities, and any market making may be discontinued at any time without notice. No assurance can be given as to the liquidity of the trading market for the Securities.

    In connection with the offering the underwriters may purchase and sell the Securities in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of Securities in excess of the principal amount of the Securities creating a syndicate short position. Syndicate covering transactions involve purchases of the Securities in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of Securities made for the purpose of preventing or retarding a decline in the market price of the Securities while the offering is in progress.

    The underwriters may also impose a penalty bid. A penalty bid permits the underwriters to reclaim a selling concession from a syndicate member when the Securities originally sold by that syndicate member are purchased in a syndicate transaction.

    Any of these activities may cause the price of the Securities to be higher than the price that otherwise would exist in the open market in the absence of such transactions. Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Securities. In addition, neither we nor the underwriters make any representation that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

    Purchasers of the Securities may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue prices set forth on the cover page hereof.

    We estimate that our total expenses of this offering will be $1,174,000.

    The underwriters and their affiliates engaged in, and may from time to time in the future engage in, and performed, and may from time to time in the future perform, services on our behalf and on behalf of our subsidiaries in the ordinary course of business.

    The Securities are offered for sale in those jurisdictions where it is lawful to make such offers.

    Each of the underwriters has represented and agreed that it has not and will not offer, sell or deliver any of the Securities directly or indirectly, or distribute this prospectus supplement or the accompanying prospectus or any other offering material relating to the Securities, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof.

    In particular, each underwriter has represented and agreed that:

    - It has not offered or sold and will not offer or sell any Securities to persons in the United Kingdom prior to the expiry of the period of six months from the issue date of the Securities except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995.

    - It has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Securities to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 (as amended) or is a person to whom such document may otherwise lawfully be issued or passed on.

    - It has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to any Securities in, from or otherwise involving the United Kingdom.

                        LISTING AND GENERAL INFORMATION

    Application has been made to list our Securities on the Luxembourg Stock Exchange. There can be no assurance that we will obtain such listing. In connection with the listing application, the amended and restated articles of incorporation and the by-laws of American Electric Power Company, Inc. and a legal notice relating to the issuance of the Securities have been deposited prior to listing with the Chief

Registrar of the District Court of Luxembourg, where copies thereof may be obtained upon request. Copies of the above documents together with this prospectus supplement, the accompanying prospectus, our Indenture dated as of May 1, 2001, our Annual Reports on Form 10-K for the fiscal years ending December 31, 1999 and 2000 (each of which contains audited consolidated financial information as of and for the fiscal years then ended) and our current Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as all such future reports, so long as any of the Securities are outstanding, will be made available free of charge at the main office of Kredietbank S.A., Luxembourgeois, 43 Boulevard Royal, L-2955 Luxembourg. Kredietbank S.A., Luxembourgeois, will act as intermediary between the holders of the Securities and us.

    Our independent accountants are Deloitte & Touche LLP, Columbus, OH.

    Other than as disclosed or contemplated herein or in the documents incorporated herein by reference, there has been no material adverse change in our financial position since December 31, 2000.

    Other than as disclosed or contemplated herein or in the documents incorporated herein by reference, neither we nor any of our subsidiaries is involved in litigation, arbitration or administrative proceedings relating to claims or amounts that are material in the context of the issue of the Securities and we are not aware of any such litigation, arbitration or administrative proceedings pending or threatened.

    Resolutions relating to the issue and sale of the Securities were adopted by the Board of Directors of American Electric Power Company, Inc. on February 28, 2001.

    The Securities have been accepted for clearance by Euroclear and Clearstream
Luxembourg. With respect to the Series A Notes, the CUSIP number is       , the
Common Code is       , and the International Security Identification Number
(ISIN) is       . With respect to the Series B Notes, the CUSIP number is
      , the Common Code is       , and the International Security Identification
Number (ISIN) is       .

                      DOCUMENTS INCORPORATED BY REFERENCE

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can call the SEC at 1-800-732-0330 for further information about the Public Reference Room.

    The SEC allows us to "incorporate by reference" the information we file with them, which means we are assumed to have disclosed important information to you when we refer you to documents that are on file with the SEC. Please refer to "Where You Can Find More Information" in the accompanying prospectus. At the date of this prospectus supplement, the documents specifically incorporated by reference in the prospectus and this prospectus supplement are our:

    - Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

    - Current Report on Form 8-K dated April 24, 2001.

    So long as the Securities are listed on the Luxembourg Stock Exchange, the above documents will be made available free of charge at the main office of Kredietbank S.A., Luxembourgeois, 43 Boulevard Royal, L-2955 Luxembourg.

                           GLOSSARY OF DEFINED TERMS

    Set forth below are some of the definitions of the defined terms used in this prospectus supplement.

    "Applicable Spread" means the lowest Fixed Rate Bid, expressed as a spread (in the form of a percentage or in basis points) above the Base Rate for the Series B Notes, obtained by the Calculation Agent by 3:30 p.m., New York City time, on the Fixed Rate Determination Date, from the Fixed Rate Bids quoted to the Calculation Agent by up to five Reference Corporate Dealers.

    "Base Rate" means    %.

    "Business Day" means any day other than a Saturday or Sunday or a day on which banking institutions in New York City are authorized or obligated by law or executive order to close.

    "Calculation Agent" means the Calculation Agent appointed pursuant to the
Indenture, initially       .

    "Call Notice" means notice by the Callholder to us and the Trustee that it elects to purchase the Series B Notes for remarketing on the Initial Coupon Reset Date.

    "Call Option" means the option of the Callholder which, if exercised, results in the obligation of the Callholder to purchase the Series B Notes for remarketing on the Initial Coupon Reset Date and, if we exercise our Floating Period Option, to purchase the Series B Notes for remarketing on the Fixed Rate Coupon Reset Date, as described under "Description of the Securities--Series B Notes--Call Option."

    "Comparable Treasury Issues" for the Series B Notes means the U.S. Treasury security or securities selected by the Calculation Agent, as of the first Determination Date, as having an actual or interpolated maturity or maturities comparable to the remaining term of the Series B Notes being purchased by the Callholder.

    "Comparable Treasury Price" means, with respect to the Initial Coupon Reset
Date:

    - the offer prices for the Comparable Treasury Issues (expressed, in each case, as a percentage of its principal amount) at 12:00 noon, New York City time, on the first Determination Date, as set forth on "Telerate Page 500" (or such other page as may replace "Telerate Page 500") or

    - if such page (or any successor page) is not displayed or does not contain such offer prices on such Determination Date, the average of the Reference Treasury Dealer Quotations for such Determination Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or if the Calculation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

    "Coupon Reset Date(s)" means (1) May , , assuming the Callholder has elected to purchase the Series B Notes and we have not elected to exercise our Floating Period Option, or (2) May , and the Floating Period Termination Date, if, in the case of the Floating Period Termination Date, we have elected to exercise our Floating Period Option.

    "Coupon Reset Rate" means the interest rate to be paid on the Series B Notes from and including each Coupon Reset Date.

    "Determination Date" means each of the Floating Rate Spread Determination Date or Fixed Rate Determination Date.

    "Dollar Price" means, with respect to the Series B Notes and as determined by the Calculation Agent, (1) the principal amount of the Series B Notes, plus
(2) the premium equal to the excess, if any, of (A) the present value, as of the Initial Coupon Reset Date, of the Remaining Scheduled Payments for such Series B Notes, discounted to the Initial Coupon Reset Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, over (B) the principal amount of the Series B Notes. The Dollar Price will be determined on the third Business Day prior to the Coupon Reset Date.

    "Fixed Rate Bid" means an irrevocable offer to purchase the aggregate outstanding principal amount of the Series B Notes at the Dollar Price, but assuming:

    - a settlement date that is the Fixed Rate Coupon Reset Date applicable to such Series B Notes, without accrued interest;

    - a maturity date that is the       th anniversary of the Fixed Rate Coupon
      Reset Date;

    - a stated annual interest rate equal to the Base Rate plus the spread bid by the applicable Reference Corporate Dealer;

    - that the Series B Notes are callable by us pursuant to the make-whole redemption provisions described under "Description of Securities--Series B Notes--Post-Coupon Reset Optional Redemption;" and

    - that the interest is payable semi-annually, with such interest payment dates to be determined.

    "Fixed Rate Coupon Reset Date" means May , , assuming the Callholder has elected to purchase the Series B Notes and we have not elected to exercise our Floating Period Option, or the Floating Period Termination Date if we have elected to exercise our Floating Period Option.

    "Fixed Rate Determination Date" means the third Business Day prior to the Fixed Rate Coupon Reset Date.

    "Floating Period Interest Rate" means the sum of the Reference Rate and the Floating Rate Spread.

    "Floating Period Notification Date" means the fourth Business Day prior to the Initial Coupon Reset Date.

    "Floating Period Option" means our right, on any date after the Callholder elects to purchase the Series B Notes but prior to the fourth Business Day prior to the Initial Coupon Reset Date, to require the Callholder to remarket the Series B Notes at the Floating Period Interest Rate.

    "Floating Period Termination Date" means the earlier of May   ,     or the
date which otherwise would be the first Reference Rate Reset Date following the Floating Period Termination Notification Date.

    "Floating Period Termination Notification Date" means the date on which we give notice to the Callholder and the Trustee of our election to terminate the Floating Rate Period which shall be at least four Business Days prior to the next Reference Rate Reset Date.

    "Floating Rate Bid" means an irrevocable offer to purchase the aggregate outstanding principal amount of the Series B Notes at the Dollar Price, but assuming:

    - a settlement date that is the Floating Rate Coupon Reset Date;

    - a maturity date equal to the Floating Period Termination Date;

    - a stated annual interest rate equal to the Reference Rate (which will be adjusted monthly) plus the Floating Rate Spread;

    - that interest will be payable each month on the Reference Rate Reset Date;

    - that the Series B Notes are subject to mandatory tender to and purchase by the Callholder at the Dollar Price on the Floating Period Termination Date; and

    - that we will redeem the Series B Notes at the Dollar Price on the Floating Period Termination Date, if not previously purchased by the Callholder.

    "Floating Rate Coupon Reset Date" means May   ,     in the event we have
elected to exercise our Floating Period Option.

    "Floating Rate Interest Payment Date" means the Floating Period Termination Date and each Reference Rate Reset Date during the Floating Rate Period, except the First Reference Rate Reset Date.

    "Floating Rate Period" means the period from and including the Floating Rate Coupon Reset Date to but excluding the Floating Period Termination Date.

    "Floating Rate Reset Period" means the period from and including the first Reference Rate Reset Date, to but excluding the next following Reference Rate Reset Date, and thereafter the period from and including a Reference Rate Reset Date to but excluding the next following Reference Rate Reset Date; provided that the final Floating Rate Reset Period will run to but exclude the Floating Period Termination Date.

    "Floating Rate Spread" means the lowest Floating Rate Bid expressed as a spread (in the form of a percentage or in basis points) above the Reference Rate for the Series B Notes obtained by the Calculation Agent by 3:30 p.m., New York City time, on the Floating Rate Spread Determination Date, from the Floating Rate Bids quoted to the Calculation Agent by up to five Reference Money Market Dealers

    "Floating Rate Spread Determination Date" means the third Business Day prior to the Floating Rate Coupon Reset Date.

    "Initial Coupon Reset Date" means May   ,     .

    "Interest Rate to Maturity" means the sum of the Base Rate and the Applicable Spread, which will be based on the Dollar Price of the Series B Notes.

    "London Business Day" means any day on which dealings in U.S. dollars are transacted in the London Inter-Bank Market.

    "Post-Coupon Reset Redemption Date" means any date after the Fixed Rate Coupon Reset Date on which we elect to redeem the Series B Notes, in whole or in part.

    "Put Option" means the obligation of the Trustee to put the Series B Notes to us as described under "Description of the Securities--Series B Notes--Put Option."

    "Reference Corporate Dealer" means each of up to five leading dealers of publicly traded debt securities, including our debt securities, which shall be selected by us and agreed to by the Callholder, such consent not to be unreasonably withheld. We will advise the Calculation Agent of our selection of Reference Corporate Dealers no later than five Business Days prior to the Fixed Rate Coupon Reset Date. One of the Reference Corporate Dealers we select will be
            , if       is then the Callholder.

    "Reference Money Market Dealer" means each of up to five leading dealers of publicly traded debt securities, including our debt securities, which we shall select, who are also leading dealers in money market instruments, and agreed to by the Callholder, such consent not to be unreasonably withheld. We will advise the Calculation Agent of our selection of Reference Money Market Dealers no later than five Business Days prior to the Floating Rate Coupon Reset Date. One
of the Reference Money Market Dealers we select will be       , if
is then the Callholder.

    "Reference Rate" means:

    - The rate for each Floating Rate Reset Period which will be the rate for deposits in U.S. dollars for a period of one month which appears on the Telerate Page 3750 (or any successor page) as of 11:00 a.m., London time, on the applicable Reference Rate Determination Date.

    - If no rate appears on Telerate Page 3750 on the Reference Rate Determination Date, the Calculation Agent will request the principal London offices of four major reference banks in the London Inter-Bank Market, to provide the Calculation Agent, in the case of each such bank, with its offered quotation for deposits in U.S. dollars for the period of one month, commencing on the first day of the Floating Rate Reset Period, to prime banks in the London Inter-Bank Market at approximately 11:00 a.m., London time, on that Reference Rate Determination Date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, then the Reference Rate will be the average of those quotations. If fewer than two quotations are provided, then the Reference Rate will be the average (rounded, if necessary, to the nearest one hundredth of a percent) of the rates quoted at approximately 11:00 a.m., New York City time, on the Reference Rate Determination Date by three major banks in New York City selected by the Calculation Agent for loans in U.S. dollars to leading European banks, having a one-month maturity and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If the banks selected by the Calculation Agent are not providing quotations in the manner described in this paragraph, the rate for the Floating Rate Reset Period following the Reference Rate Determination Date will be the rate in effect on that Reference Rate Determination Date.

    "Reference Rate Determination Date" will be the second London Business Day preceding each Reference Rate Reset Date.

    "Reference Rate Reset Date" means May   ,     and the       th day of each
month thereafter until, but excluding, the Floating Period Termination Date; provided, however, if such Reference Rate Reset Date is not a Business Day, the Reference Rate Reset Date will be postponed until the next following Business Day.

    "Reference Treasury Dealer" means each of up to five dealers to be selected by us, and their respective successors; provided that if any of the foregoing ceases to be, and has no affiliate that is, a primary U.S. Government securities dealer ("Primary Treasury Dealer"), we will substitute for it another Primary
Treasury Dealer. One of the Reference Treasury Dealers we select will be       ,
if             is then the Callholder.

    "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer, the offer prices for the Comparable Treasury Issues (expressed in each case as a percentage of its principal amount) quoted in writing to the Calculation Agent by such Reference Treasury Dealer, by 12:00 noon, New York City time, on the first Determination Date.

    "Remaining Scheduled Payments" means, with respect to the Series B Notes, the remaining scheduled payments of the principal and interest thereon, calculated at the Base Rate applicable to such Series B Notes, that would be due from but excluding the Initial Coupon Reset Date to and including the maturity date.

    "Telerate Page 500" means the display designated as "Telerate Page 500" on Dow Jones Markets (or such other page as may replace "Telerate Page 500" on such service) or such other service displaying the offer prices for the Comparable Treasury Issues, as may replace Dow Jones Markets.

    "Telerate Page 3750" means the display page so designated on the Dow Jones Markets Limited (or such other page as may replace that page on that service) or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollars deposits.

    "Treasury Rate" for the Series B Notes means, with respect to the Initial Coupon Reset Date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) yield to maturity of the Comparable Treasury Issues, assuming a price for the Comparable Treasury Issues (expressed as a percentage of their principal amounts) equal to the Comparable Treasury Price for such Coupon Reset Date.

                                   PROSPECTUS

                     AMERICAN ELECTRIC POWER COMPANY, INC.
                               1 RIVERSIDE PLAZA
                              COLUMBUS, OHIO 43215
                                 (614) 223-1000

                                 $1,500,000,000
                                UNSECURED NOTES

                                 TERMS OF SALE

The following terms may apply to the notes that we may sell at one or more times. A prospectus supplement or pricing supplement will include the final terms for each note. If we decide to list upon issuance any note or notes on a securities exchange, a prospectus supplement or pricing supplement will identify the exchange and state when we expect trading could begin.

    - Maturity date or dates

    - Fixed or floating interest rate

    - Remarketing features

    - Certificate or book-entry form

    - Subject to redemption

    - Not convertible, amortized or subject to a sinking fund

    - Interest paid on fixed rate notes quarterly or semi-annually

    - Interest paid on floating rate notes daily, weekly, monthly, quarterly, semi-annually, or annually

    - Issued in multiples of a minimum denomination

THE NOTES HAVE NOT BEEN APPROVED BY THE SECURITIES AND EXCHANGE COMMISSION ("SEC") OR ANY STATE SECURITIES COMMISSION, NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is April 19, 2001.

                                  THE COMPANY

    We are a public utility holding company that owns, directly or indirectly, all of the outstanding common stock of our domestic electric utility subsidiaries and varying degrees of other subsidiaries. Substantially all of our operating revenues derive from the furnishing of electric service. In addition, in recent years we have been pursuing various unregulated business opportunities in the U.S. and worldwide. We were incorporated under the laws of New York in 1906 and reorganized in 1925. Our principal executive offices are located at 1 Riverside Plaza, Columbus, Ohio 43215, and our telephone number is (614) 223-1000.

    We own, directly or indirectly, all the outstanding common stock of the following operating public utility companies: Appalachian Power Company, Central Power and Light Company, Columbus Southern Power Company, Indiana Michigan Power Company, Kentucky Power Company, Kingsport Power Company, Ohio Power Company, Public Service Company of Oklahoma, Southwestern Electric Power Company, West Texas Utilities Company and Wheeling Power Company. These operating public utility companies supply electric service in portions of Arkansas, Indiana, Kentucky, Louisiana, Michigan, Ohio, Oklahoma, Tennessee, Texas, Virginia and West Virginia. We also own all of the outstanding common stock of American Electric Power Service Corporation, which provides accounting, administrative, information systems, engineering, financial, legal, maintenance and other services to us and our subsidiaries.

    On June 15, 2000, one of our wholly-owned subsidiaries merged with and into Central and South West Corporation, a publicly owned electric utility holding company whose public utility companies supply electric service in portions of Arkansas, Louisiana, Oklahoma and Texas. As a result of the merger, the shareholders of Central and South West Corporation became shareholders of us and we became the sole owner of Central and South West Corporation.

                      WHERE YOU CAN FIND MORE INFORMATION

    This prospectus is part of a registration statement we filed with the SEC. We also file annual, quarterly and special reports and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N. W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also examine our SEC filings through the SEC's web site at http://www.sec.gov.

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the document listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all the notes:

    - Annual Report on Form 10-K for the year ended December 31, 2000.

    You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Mr. G. C. Dean
American Electric Power Service Corporation
1 Riverside Plaza
Columbus, Ohio 43215
(614) 223-1000

    You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these notes in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                             PROSPECTUS SUPPLEMENTS

    We will provide information to you about the notes in up to three separate documents that progressively provide more detail: (a) this prospectus provides general information some of which may not apply to your notes, (b) the accompanying prospectus supplement provides more specific terms of your notes, and (c) the pricing supplement, if any, provides the final terms of your notes. It is important for you to consider the information contained in this prospectus, the prospectus supplement, and the pricing supplement, if any, in making your investment decision.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The Ratio of Earnings to Fixed Charges for each of the periods indicated is as follows:

TWELVE MONTHS
PERIOD ENDED                             RATIO
-------------                           --------
December 31, 1996.....................    2.22
December 31, 1997.....................    2.22
December 31, 1998.....................    2.25
December 31, 1999.....................    2.14
December 31, 2000.....................    1.59

    For current information on the Ratio of Earnings to Fixed Charges, please see our most recent Form 10-K and 10-Q. See WHERE YOU CAN FIND MORE INFORMATION.

                                USE OF PROCEEDS

    The net proceeds from the sale of the notes will be used for general corporate purposes relating to our business. Unless stated otherwise in a prospectus supplement, these purposes include redeeming or repurchasing outstanding debt, replenishing working capital, financing our subsidiaries' ongoing construction and maintenance programs. If we do not use the net proceeds immediately, we temporarily invest them in short-term, interest-bearing obligations. At April 3, 2001, our outstanding short-term debt was $3,691,000,000.

                            DESCRIPTION OF THE NOTES

GENERAL

    We will issue the notes under an Indenture to be entered into by us and the Trustee, The Bank of New York. This prospectus briefly outlines some provisions of the Indenture. If you would like more information on these provisions, you should review the Indenture and any supplemental indentures or company orders that we have filed or will file with the SEC. See WHERE YOU CAN FIND MORE INFORMATION on how to locate these documents. You may also review these documents at the Trustee's offices at 101 Barclay Street, New York, New York.

    The Indenture does not limit the amount of notes that may be issued. The Indenture permits us to issue notes in one or more series or tranches upon the approval of our board of directors and as described in one or more company orders or supplemental indentures. Each series of notes may differ as to their terms. The Indenture also gives us the ability to reopen a previous issue of a series of notes and issue additional notes of such series.

    Because we are a holding company, the claims of creditors of our subsidiaries will have a priority over our equity rights and the rights of our creditors (including the holders of the notes) to participate in the assets of the subsidiary upon the subsidiary's liquidation.

    The notes are unsecured and will rank equally with all our unsecured unsubordinated debt. For current information on our debt outstanding see our most recent Form 10-K and 10-Q. See WHERE YOU CAN FIND MORE INFORMATION.

    The notes will be denominated in U.S. dollars and we will pay principal and interest in U.S. dollars. Unless an applicable pricing or prospectus supplement states otherwise, the notes will not be subject to any conversion, amortization, or sinking fund. We expect that the notes will be "book-entry," represented by a permanent global note registered in the name of The Depository Trust Company, or its nominee. We reserve the right, however, to issue note certificates registered in the name of the noteholders.

    In the discussion that follows, whenever we talk about paying principal on the notes, we mean at maturity or redemption. Also, in discussing the time for notices and how the different interest rates are calculated, all times are New York City time and all references to New York mean the City of New York, unless otherwise noted.

    The Indenture does not protect holders of the notes if we engage in a highly leveraged transaction.

    The following terms may apply to each note as specified in the applicable pricing or prospectus supplement and the note:

REDEMPTIONS

    If we issue redeemable notes, we may redeem such notes at our option unless an applicable pricing or prospectus supplement states otherwise. The pricing or prospectus supplement will state the terms of redemption. We may redeem notes in whole or in part by delivering written notice to the noteholders no more than 60, and not less than 30, days prior to redemption. If we do not redeem all the notes of a series at one time, the Trustee selects the notes to be redeemed in a manner it determines to be fair.

REMARKETED NOTES

    If we issue notes with remarketing features, an applicable pricing or prospectus supplement will describe the terms for the notes including: interest rate, remarketing provisions, our right to purchase or redeem notes, the holders' right to tender notes, and any other provisions.

BOOK-ENTRY NOTES--REGISTRATION, TRANSFER, AND PAYMENT OF INTEREST AND PRINCIPAL

    Unless otherwise stated in a prospectus supplement, book-entry notes of a series will be issued in the form of a global note that the Trustee will deposit with The Depository Trust Company, New York, New York ("DTC"). This means that we will not issue note certificates to each holder. One or more global notes will be issued to DTC who will keep a computerized record of its participants (for example, your broker) whose clients have purchased the notes. The participant will then keep a record of its clients who purchased the notes. Unless it is exchanged in whole or in part for a note certificate, a global note may not be transferred, except that DTC, its nominees, and their successors may transfer a global note as a whole to one another.

    Beneficial interests in global notes will be shown on, and transfers of global notes will be made only through, records maintained by DTC and its participants.

    DTC has provided us the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also records the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for Direct Participant's accounts. This eliminates the need to exchange note certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

    Other organizations such as securities brokers and dealers, banks and trust companies that work through a Direct Participant also use DTC's book-entry system. The rules that apply to DTC and its participants are on file with the SEC.

    A number of its Direct Participants and the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. own DTC.

    We will wire principal and interest payments to DTC's nominee. We and the Trustee will treat DTC's nominee as the owner of the global notes for all purposes. Accordingly, we, the Trustee and (any paying agent) will have no direct responsibility or liability to pay amounts due on the global notes to owners of beneficial interests in the global notes.

    It is DTC's current practice, upon receipt of any payment of principal or interest, to credit Direct Participants' accounts on the payment date according to their respective holdings of beneficial interests in the global notes as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with notes on a record date. The customary practices between the participants and owners of beneficial interests will govern payments by participants to owners of beneficial interests in the global notes and voting by participants, as is the case with notes held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC, the Trustee or us.

    According to DTC, the foregoing information with respect to DTC has been provided to the Direct Participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

    Notes represented by a global note will be exchangeable for note certificates with the same terms in authorized denominations only if:

    - DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

    - we determine not to require all of the notes of a series to be represented by a global note and notify the Trustee of our decision.

NOTE CERTIFICATES--REGISTRATION, TRANSFER, AND PAYMENT OF INTEREST AND PRINCIPAL

    If we issue note certificates, they will be registered in the name of the noteholder. The notes may be transferred or exchanged, pursuant to administrative procedures in the indenture, without the payment of any service charge (other than any tax or other governmental charge) by contacting the paying agent. Payments on note certificates will be made by check.

INTEREST RATE

    The interest rate on the notes will either be fixed or floating. The interest paid will include interest accrued to, but excluding, the date of maturity or redemption. Interest is generally payable to the person in whose name the note is registered at the close of business on the record date before each interest payment date. Interest payable at maturity or redemption, however, will be payable to the person to whom principal is payable.

    If we issue a note after a record date but on or prior to the related interest payment date, we will pay the first interest payment on the interest payment date after the next record date. We will pay interest payments by check or wire transfer, at our option.

FIXED RATE NOTES

    A pricing or prospectus supplement will designate the record dates, payment dates and the fixed rate of interest payable on a note. We will pay interest quarterly or semi-annually, and upon maturity or redemption. Unless an applicable pricing or prospectus supplement states otherwise, if any payment date falls on a day that is not a business day, we will pay interest on the next business day and no additional interest will be paid. Interest payments will be the amount of interest accrued to, but excluding, each payment date. Interest will be computed using a 360-day year of twelve 30-day months.

FLOATING RATE NOTES

    Each floating rate note will have an interest rate formula. The applicable prospectus supplement or pricing supplement will state the initial interest rate or interest rate formula on each note effective until the first interest reset date. The applicable pricing or prospectus supplement will state the method and dates on which the interest rate will be determined, reset and paid.

EVENTS OF DEFAULT

    "Event of Default" means any of the following:

    - failure to pay for three business days the principal of (or premium, if any, on) any note of a series when due and payable;

    - failure to pay for 30 days any interest on any note of any series when due and payable;

    - failure to perform any other requirements in such notes, or in the Indenture in regard to such notes, for 90 days after notice;

    - certain events of bankruptcy or insolvency; or

    - any other event of default specified in a series of notes.

    An Event of Default for a particular series of notes does not necessarily mean that an Event of Default has occurred for any other series of notes issued under the Indenture. If an Event of Default occurs and continues, the Trustee or the holders of at least 33% of the principal amount of the notes of the series affected may require us to repay the entire principal of the notes of such series immediately ("Repayment Acceleration"). In most instances, the holders of at least a majority in aggregate principal amount of the notes of the affected series may rescind a previously triggered Repayment Acceleration. However, if we cause an Event of Default because we have failed to pay (unaccelerated) principal, premium, if any, or interest, Repayment Acceleration may be rescinded only if we have first cured our default by depositing with the Trustee enough money to pay all (unaccelerated) past due amounts and penalties, if any.

    The Trustee must within 90 days after a default occurs, notify the holders of the notes of the series of default unless such default has been cured or waived. We are required to file an annual certificate with the Trustee, signed by an officer, concerning any default by us under any provisions of the Indenture.

    Subject to the provisions of the Indenture relating to its duties in case of default, the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any holders unless such holders offer the Trustee reasonable indemnity. Subject to the provisions for indemnification, the holders of a majority in principal amount of the notes of any series may direct the time, method and place of conducting any proceedings for any remedy available to, or exercising any trust or power conferred on, the Trustee with respect to such notes.

MODIFICATION OF INDENTURE

    Under the Indenture, our rights and obligations and the rights of the holders of any notes may be changed. Any change affecting the rights of the holders of any series of notes requires the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes of all series affected by the change, voting as one class. However, we cannot change the terms of payment of principal or interest, or a reduction in the percentage required for changes or a waiver of default, unless the holder consents. We may issue additional series of notes and take other action that does not affect the rights of holders of any series by executing supplemental indentures without the consent of any noteholders.

CONSOLIDATION, MERGER OR SALE

    We may merge or consolidate with any entity or sell substantially all of our assets as an entirety as long as the successor or purchaser (i) is organized and existing under the laws of the United States, any state thereof or the District of Columbia and (ii) expressly assumes the payment of principal, premium, if any, and interest on the notes.

LEGAL DEFEASANCE

    We will be discharged from our obligations on the notes of any series at any time if:

    - we deposit with the Trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the note of the series, and

    - we deliver to the Trustee an opinion of counsel stating that the federal income tax obligations of noteholders of that series will not change as a result of our performing the action described above.

    If this happens, the noteholders of the series will not be entitled to the benefits of the Indenture except for registration of transfer and exchange of notes and replacement of lost, stolen or mutilated notes.

COVENANT DEFEASANCE

    We will be discharged from our obligations under any restrictive covenant applicable to the notes of a particular series if we perform both actions described above. See LEGAL DEFEASANCE. If this happens, any later breach of that particular restrictive covenant will not result in Repayment Acceleration. If we cause an Event of Default apart from breaching that restrictive covenant, there may not be sufficient money or government obligations on deposit with the Trustee to pay all amounts due on the notes of that series. In that instance, we would remain liable for such amounts.

GOVERNING LAW

    The Indenture and notes of all series will be governed by the laws of the State of New York.

CONCERNING THE TRUSTEE

    We and our affiliates use or will use some of the banking services of the Trustee in the normal course of business.

                              PLAN OF DISTRIBUTION

    We may sell the notes (a) through agents; (b) through underwriters or dealers; or (c) directly to one or more purchasers.

BY AGENTS

    Notes may be sold on a continuing basis through agents designated by us. The agents will agree to use their reasonable efforts to solicit purchases for the period of their appointment.

    Unless the pricing or prospectus supplement states otherwise, the notes will be sold to the public at 100% of their principal amount. Agents will receive commissions from .125% to .750% of the principal amount per note depending on the maturity of the note they sell.

    The Agents will not be obligated to make a market in the notes. We cannot predict the amount of trading or liquidity of the notes.

BY UNDERWRITERS

    If underwriters are used in the sale, the underwriters will acquire the notes for their own account. The underwriters may resell the notes in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the notes will be subject to certain conditions. The underwriters will be obligated to purchase all the notes of the series offered if any of the notes are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

DIRECT SALES

    We may also sell notes directly. In this case, no underwriters or agents would be involved.

GENERAL INFORMATION

    Underwriters, dealers, and agents that participate in the distribution of the notes may be underwriters as defined in the Securities Act of 1933 (the "Act"), and any discounts or commissions received by them from us and any profit on the resale of the notes by them may be treated as underwriting discounts and commissions under the Act.

    We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Act.

    Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

                                 LEGAL OPINIONS

    Our counsel, Simpson Thacher & Bartlett, New York, NY, and one of our lawyers will each issue an opinion about the legality of the notes for us. Dewey Ballantine LLP, New York, NY will issue an opinion for the agents or underwriters. From time to time, Dewey Ballantine LLP acts as counsel to our affiliates for some matters.

                                    EXPERTS

    The financial statements of the Company and its subsidiaries (including Central and South West Corporation and its subsidiaries, as of December 31, 2000, and for the year then ended) and the related financial statement schedule incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, as stated in their reports dated February 26, 2001 (which report on the financial statements expresses an unqualified opinion and includes an explanatory paragraph referring to the restatement of the 1999 and 1998 financial statements to give retroactive effect to the conforming change in the method of accounting for vacation pay accruals), which are incorporated herein by reference.

    The financial statements of Central and South West Corporation and its subsidiaries (excluding CSW UK Holdings and CSW UK Finance Company), as of December 31, 1999 and 1998, and for each of the two years ended December 31, 1999, have been audited by Arthur Andersen LLP, as stated in their reports, which are incorporated herein by reference. The financial statements of CSW UK Holdings, as of December 31, 1999, and the year then ended, and CSW UK Finance Company, as of December 31, 1998, and the year then ended, have been audited by KPMG Audit Plc, as stated in their reports, which are incorporated herein by reference.

    Such financial statements of the Company and its subsidiaries are included herein in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing. All of the foregoing firms are independent auditors.

           PRINCIPAL OFFICES OF AMERICAN ELECTRIC POWER COMPANY, INC.
                               1 RIVERSIDE PLAZA
                              COLUMBUS, OHIO 43215

                                    TRUSTEE
                              THE BANK OF NEW YORK
                               101 BARCLAY STREET
                            NEW YORK, NEW YORK 10286

                    LUXEMBOURG STOCK EXCHANGE LISTING AGENT
                    AND LUXEMBOURG PAYING AND TRANSFER AGENT
                        KREDIETBANK S.A., LUXEMBOURGEOIS
                              43, BOULEVARD ROYAL
                               L-2955 LUXEMBOURG

                                 LEGAL ADVISORS

  TO AMERICAN ELECTRIC POWER COMPANY, INC.                  TO THE UNDERWRITERS
          AS TO UNITED STATES LAW:                       AS TO UNITED STATES LAW:

         SIMPSON THACHER & BARTLETT                        DEWEY BALLANTINE LLP
            425 LEXINGTON AVENUE                        1301 AVENUE OF THE AMERICAS
          NEW YORK, NEW YORK 10017                       NEW YORK, NEW YORK 10019

                                    AUDITORS
                             DELOITTE & TOUCHE LLP
                             155 EAST BROAD STREET
                              COLUMBUS, OHIO 43215

                                 $1,000,000,000

                                     [LOGO]

                     AMERICAN ELECTRIC POWER COMPANY, INC.

             $            % Senior Notes, Series A due May   ,
             $            % Putable Callable Notes, Series B
                         Putable Callable May   ,

                            ------------------------

                             Prospectus Supplement

                                  May   , 2001

                            ------------------------

                          JOINT BOOK-RUNNING MANAGERS

                           CREDIT SUISSE FIRST BOSTON
                              MERRILL LYNCH & CO.
                                  UBS WARBURG

                                  CO-MANAGERS

   ABN AMRO Incorporated             Lehman Brothers                 Salomon Smith Barney
      Barclays Capital        Banc of America Securities LLC      BNY Capital Markets, Inc.
          JPMorgan                                            Tokyo-Mitsubishi International plc